Exhibit 2.3

ENBRIDGE INC.

- AND -

ENBRIDGE INCOME FUND HOLDINGS INC.

ARRANGEMENT AGREEMENT

SEPTEMBER 17, 2018

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation Not Affected by Headings, etc.	11
1.3	Number, etc.	12
1.4	Date for Any Action	12
1.5	Entire Agreement	12
1.6	Currency	12
1.7	Accounting Matters	12
1.8	References to Legislation	12
1.9	Enforceability	12
1.10	Knowledge	13
1.11	Interpretation Not Affected by Party Drafting	13
1.12	Schedules	13

ARTICLE 2 THE ARRANGEMENT AND ENF MEETING		13
2.1	Plan of Arrangement	13
2.2	Interim Order, Final Order, etc.	13
2.3	Circular and ENF Meeting	15
2.4	Court Proceedings	16
2.5	ENF Board Recommendation	17
2.6	ENF Fairness Opinion and ENF Formal Valuation	17
2.7	Regulatory Matters	17
2.8	Closing	18
2.9	Effective Date	18
2.10	Public Communications	18
2.11	Resignation of Directors of ENF	19
2.12	Indemnities and Directors’ and Officers’ Insurance	19
2.13	Payment of Cash Consideration	19
2.14	Tax Withholdings	19
2.15	U.S. Securities Laws	20

ARTICLE 3 COVENANTS		21
3.1	Covenants of Enbridge	21
3.2	Covenants of ENF	23
3.3	Mutual Covenants Regarding the Arrangement	26
3.4	ENF’s Covenants Regarding Non-Solicitation	28
3.5	Access to Information	32

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		33
4.1	Representations and Warranties of Enbridge	33
4.2	Representations and Warranties of ENF	37
4.3	Privacy Issues	40

ARTICLE 5 CONDITIONS PRECEDENT		41
5.1	Mutual Conditions Precedent	41
5.2	Additional Conditions to Obligations of Enbridge	42
5.3	Additional Conditions to Obligations of ENF	43
5.4	Notice and Effect of Failure to Comply with Conditions	44
5.5	Satisfaction of Conditions	45

ARTICLE 6 AGREEMENT AS TO DAMAGES		45
6.1	Enbridge Damages	45
6.2	ENF Damages	46
6.3	Injunctive Relief and Remedies	46

ARTICLE 7 AMENDMENT		47
7.1	Amendment	47
7.2	Waiver	47

ARTICLE 8 TERMINATION		47
8.1	Term	47
8.2	Termination	47

ARTICLE 9 NOTICES		49
9.1	Notices	49

ARTICLE 10 GENERAL		50
10.1	Assignment and Enurement	50
10.2	Costs	50
10.3	Severability	51
10.4	Further Assurances	51
10.5	Time of Essence	51
10.6	Governing Law	51
10.7	Third Party Beneficiaries	51
10.8	Counterparts	51
10.9	Survival	52

SCHEDULE A – PLAN OF ARRANGEMENT		A-1

SCHEDULE B – ARRANGEMENT RESOLUTION		B-1

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated as of the 17th day of September, 2018.

BETWEEN:

ENBRIDGE INC., a corporation existing under the laws of Canada (“Enbridge”)

- and -

ENBRIDGE INCOME FUND HOLDINGS INC., a corporation existing under the laws of the Province of Alberta (“ENF”)

WHEREAS the Parties wish to effect the acquisition by Enbridge of all of the issued and outstanding ENF Shares not already owned by Enbridge;

AND WHEREAS the Parties intend to carry out the transactions contemplated by this Agreement by way of an arrangement under the provisions of the ABCA, substantially on the terms and conditions set forth in the Plan of Arrangement (attached hereto as Schedule A);

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties do hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:

(a)	“ABCA” means the Business Corporations Act (Alberta);

(b)

“Acquisition Proposal” means, other than the Arrangement and the transactions contemplated by this Agreement, any written or oral offer, proposal or inquiry from any Person or group of Persons “acting jointly or in concert” (within the meaning of National Instrument 62-104, Takeover Bids and Issuer Bids) (other than Enbridge or its affiliates) which contemplates, relates to or could reasonably be expected to lead to (in either case in one transaction or a series of transactions):

(i)	any direct or indirect acquisition or purchase (or any lease, long-term supply agreement or other arrangement having the same economic effect as a purchase) of:

(A)

assets of ENF and/or one or more of the Fund Group Entities representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of ENF and the Fund Group Entities, taken as a whole; or

(B)

20% or more of the voting or equity securities of ENF (or rights or interests therein or thereto) or any voting or equity securities of any Fund Group Entity (or rights or interests therein or thereto);

(ii)

any direct or indirect take-over bid, issuer bid, exchange offer, treasury issuance or similar transaction that, if consummated, would result in a Person or joint actors beneficially owning 20% or more of any class of voting or equity securities or any other equity interests (including securities convertible into or exercisable or exchangeable for equity interests) of ENF;

(iii)

a plan of arrangement, merger, amalgamation, consolidation, joint venture, partnership, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction involving ENF and/or one or more of the Fund Group Entities;

(iv)	any other transaction or series of transactions the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Arrangement; or

(v)	any public announcement or other public disclosure of an intention to do any of the foregoing;

(c)	“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;

(d)

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Arrangement Agreement (including the schedules hereto) as supplemented, modified or amended from time to time in accordance with its terms, and not to any particular article, section, schedule or other portion hereof;

(e)

“Applicable Canadian Securities Laws” in the context that refers to one or more Persons, means, collectively, and as the context may require, the securities legislation of each of the provinces of Canada, and all rules, regulations, instruments, notices, blanket orders and policies published and/or promulgated thereunder, as amended from time to time prior to the Effective Date, that apply to such Person or Persons or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its business, undertaking, property or securities;

(f)

“Applicable Laws” in the context that refers to one or more Persons, means any domestic or foreign, national, federal, state, provincial, municipal, regional or local law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority, that is binding upon or applicable to such Person or Persons or its business or their business, undertaking, property or securities and, to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority;

(g)

“Applicable U.S. Securities Laws” in the context that refers to one or more Persons, means, collectively, and as the context may require, the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time prior to the Effective Date, that apply to such Person or Persons or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its business, undertaking, property or securities;

(h)

“Arrangement” means the arrangement pursuant to section 193 of the ABCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that such amendments or variations are acceptable to both ENF and Enbridge, each acting reasonably);

(i)	“Arrangement Resolution” means the special resolution approving the Arrangement to be considered by the ENF Shareholders at the ENF Meeting substantially in the form set out in Schedule B;

(j)

“Articles of Arrangement” means the articles of arrangement of ENF in respect of the Arrangement required by section 193(10) of the ABCA to be sent to the Registrar after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to each of the Parties, acting reasonably;

(k)

“Authorization” means with respect to any Person, any order, permit, approval, consent, waiver, licence, certificate, registration, franchise, privilege, quota, exemption or similar authorization of any Governmental Authority having jurisdiction over the Person;

(l)	“Breaching Party” has the meaning set forth in Subsection 5.4(b);

(m)	“Business Day” means any day other than Saturday, Sunday or a statutory holiday in the Province of Alberta;

(n)	“Cash Consideration” has the meaning set forth in the Plan of Arrangement;

(o)

“Circular” means the notice of the ENF Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement;

(p)

“Commissioner” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition;

(q)	“Competition Act” means the Competition Act (Canada);

(r)	“Competition Act Approval” means, if Competition Act approval is required, the occurrence of one or more of the following:

(i)	an advance ruling certificate (an “ARC”) pursuant to section 102 of the Competition Act having been issued by the Commissioner in respect of the transactions contemplated herein; or

(ii)

the Commissioner waiving the obligation to notify and supply information under Part IX of the Competition Act pursuant to subsection 113(c) of the Competition Act and confirming in writing that he has no intention to file an application under section 92 of the Competition Act (a “No-Action Letter”) in connection with the transactions contemplated by this Agreement, and such No-Action Letter remains in full force and effect; or

(iii)

the Parties having notified the Commissioner under section 114 of the Competition Act and the waiting period under section 123 of the Competition Act having expired or having been terminated or waived and the Commissioner having issued a No-Action Letter in connection with the transactions contemplated by this Agreement with such No-Action Letter remaining in full force and effect;

(s)	“Confidentiality Agreement” means the common interest privilege and confidentiality agreement dated August 16, 2018 and effective May 16, 2018 among Enbridge, ENF and certain other Persons;

(t)	“Court” means the Court of Queen’s Bench of Alberta;

(u)	“CTA Act” means the Canada Transportation Act (Canada);

(v)

“CTA Act Approval” means, if CTA Act approval is required, notification of the transactions contemplated by this Agreement shall be provided to the Minister of Transport pursuant to subsection 53.1(1) of the CTA Act and the occurrence of one of the following: (i) Enbridge shall have received a notice from the Minister of Transport pursuant to subsection 53.1(4) of the CTA Act that the Minister of Transport is of the opinion that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation; or (ii) the transactions contemplated by this Agreement shall have been approved by the Governor in Council in accordance with subsection 53.2(7) of the CTA Act;

(w)

“Depositary” means such Person as may be appointed by Enbridge with the approval of ENF, acting reasonably, for the purpose of receiving deposits of certificates formerly representing ENF Shares in connection with the Arrangement;

(x)	“Disclosing Party” has the meaning set forth in Subsection 4.3(a);

(y)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement and the Interim Order;

(z)

“Dissenting Shareholder” means a registered ENF Shareholder who has duly and validly exercised its Dissent Rights in accordance with Section 3.1 of the Plan of Arrangement, and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(aa)	“DRIP” has the meaning set forth in Subsection 4.2(n);

(bb)	“EDGAR” means the Electronic Data Gathering Analysis and Retrieval System maintained by the SEC available at www.sec.gov/edgar.shtml;

(cc)	“Effective Date” has the meaning set forth in the Plan of Arrangement;

(dd)	“Effective Time” has the meaning set forth in the Plan of Arrangement;

(ee)	“Enbridge Board” means the board of directors of Enbridge;

(ff)	“Enbridge Damages Event” has the meaning set forth in Section 6.1;

(gg)	“Enbridge Damages Fee” has the meaning set forth in Section 6.1;

(hh)

“Enbridge Financial Statements” means the audited consolidated financial statements of Enbridge as at and for the years ended December 31, 2017 and 2016, together with the notes thereto and the auditor’s report thereon, and the unaudited financial statements of Enbridge as at and for the interim period ended June 30, 2018;

(ii)	“Enbridge Information” means the information in respect of Enbridge specifically provided by Enbridge to ENF for inclusion in the Circular;

(jj)

“Enbridge Public Record” means all information filed by or on behalf of Enbridge with the Securities Authorities, in compliance, or intended compliance, with any Applicable Laws after January 1, 2018 and prior to the date hereof which is available for public viewing under Enbridge’s profile on EDGAR or SEDAR;

(kk)

“Enbridge Shareholder Rights Plan” means Enbridge’s shareholder rights plan dated as of November 9, 1995, as amended and restated effective May 1, 1996, February 24, 1999, May 3, 2002, May 5, 2005, May 7, 2008, May 11, 2011, May 7, 2014 and May 11, 2017;

(ll)

“Enbridge Share Issuance Approval” means the conditional approval of each of the TSX and the NYSE for the listing of the Enbridge Shares issuable in connection with the Arrangement, subject only to customary conditions reasonably expected to be satisfied;

(mm)	“Enbridge Shares” means common shares in the capital of Enbridge;

(nn)	“Enbridge SRPs” has the meaning set forth in Subsection 4.1(r);

(oo)	“ENF Board” means the board of directors of ENF;

(pp)	“ENF Damages Event” has the meaning set forth in Section 6.2;

(qq)	“ENF Damages Fee” has the meaning set forth in Section 6.2;

(rr)	“ENF Financial Advisor” means Tudor, Pickering, Holt & Co. Securities – Canada, ULC, financial advisor to the Special Committee of the ENF Board;

(ss)

“ENF Financial Statements” means the audited consolidated financial statements of ENF as at and for the years ended December 31, 2017 and 2016, together with the notes thereto and the auditor’s report thereon and the unaudited financial statements of ENF as at and for the interim period ended June 30, 2018;

(tt)	“ENF Meeting” means the special meeting of ENF Shareholders to consider, among other things, the Arrangement Resolution and related matters, and any adjournments or postponements thereof;

(uu)

“ENF Public Record” means all information filed by or on behalf of ENF with the Securities Authorities, in compliance, or intended compliance, with any Applicable Laws after January 1, 2018 and prior to the date hereof which is available for public viewing under ENF’s profile on SEDAR;

(vv)	“ENF Shareholder Rights Plan” means ENF’s shareholder rights plan dated as of December 17, 2010, as amended and restated effective May 5, 2014 and May 11, 2017;

(ww)	“ENF Shareholders” means the holders from time to time of ENF Shares;

(xx)	“ENF Shares” means common shares in the capital of ENF;

(yy)	“ENF SRPs” has the meaning set forth in Subsection 4.2(n);

(zz)	“Exchange Ratio” means 0.7350 of an Enbridge Share for each ENF Share;

(aaa)	“Exchangeable Securities” has the meaning set forth in Subsection 4.2(n);

(bbb)

“Final Order” means a final order of the Court in respect of the Arrangement pursuant to paragraph 193(9)(a) of the ABCA, as such order may be amended by the Court at any time prior to the Effective Date, provided that such amendment is acceptable to both ENF and Enbridge, each acting reasonably, or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal, provided that such amendment is acceptable to both ENF and Enbridge, each acting reasonably;

(ccc)

“Fund Group Entities” means Enbridge Income Fund, Enbridge Commercial Trust, Enbridge Income Partners GP Inc., Enbridge Income Partners LP and their respective subsidiaries, and “Fund Group Entity” means any one of them;

(ddd)	“Governmental Authority” means:

(i)

any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign;

(ii)	any subdivision, agency, agent or authority of any of the foregoing; or

(iii)

any quasi-governmental or private body, including any tribunal, commission, regulatory agency, stock exchange or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing including, for greater certainty, the Securities Authorities, the TSX and the NYSE;

(eee)

“IFRS” means Canadian generally accepted accounting principles for publicly accountable enterprises, being International Financial Reporting Standards as adopted by the Canadian Accounting Standards Board;

(fff)

“Interim Order” means an interim order of the Court pursuant to subsection 193(4) of the ABCA in respect of the Arrangement, as such order may be affirmed, amended or modified (provided that such amendments or modifications are acceptable to both ENF and Enbridge, each acting reasonably) by the Court;

(ggg)	“Investment Canada Act” means the Investment Canada Act (Canada);

(hhh)

“Investment Canada Act Approval” means, if approval is required under the Investment Canada Act, Enbridge has been advised in writing that the Minister designated under the Investment Canada Act is satisfied, or the Minister is deemed to be satisfied, that the transactions contemplated by this Agreement are likely to be of net benefit to Canada;

(iii)

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third person interests or encumbrances of any kind, whether contingent or absolute, and any agreement, options, rights or privileges (whether by Applicable Law, contract or otherwise) capable of becoming any of the foregoing;

(jjj)

“Material Adverse Change” or “Material Adverse Effect” means, with respect to a Party, any effect, change, event, development, circumstance or occurrence that, individually or in the aggregate with such other effects, changes, events, developments, circumstances or occurrences is, or would reasonably be expected to:

(i)

be material and adverse to the current or future financial condition, business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise), or cash flows of such Party and its subsidiaries, taken as a whole, other than any effect, change, event, development, circumstance or occurrence resulting from:

(A)	any change in general economic, financial, securities, or credit market conditions or in currency exchange or commodity prices (benchmark, realized or otherwise) in Canada or elsewhere;

(B)

any change in conditions affecting the oil, natural gas (including liquefied natural gas) and natural gas liquids transportation, storage, processing, terminalling and fractionation industries or other midstream business or related industries;

(C)	any matter in respect of which there has been disclosure in writing to the other Party;

(D)	changes in Applicable Laws (including tax laws);

(E)

any changes in U.S. GAAP, with respect to Enbridge, or IFRS, with respect to ENF, or to applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of this Agreement;

(F)	any changes in the trading price or trading volumes of the securities of such Party;

(G)	the failure of a Party to meet any internal or published forecasts, projections or estimates of revenue or cash flow;

(H)

any acts of God, riots, terrorism, sabotage, natural disasters, epidemics, military action or war (whether or not declared), change in global, national or regional political conditions, civil unrest, or disturbances or similar event or escalation or worsening thereof;

(I)	any changes or effects arising from matters expressly permitted or contemplated by this Agreement or consented to or approved in writing by the other Party; or

(J)

the entry into, announcement, consummation or performance of, or failure to enter into or consummate, this Agreement and the transactions contemplated hereby or the Other Enbridge Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Authorities or employees or any litigation related to the transactions contemplated by this Agreement or the Other Enbridge Transactions or actions taken or requirements imposed by any Governmental Authority in connection with this Agreement and the transactions contemplated hereby or with the Other Enbridge Transactions;

provided, however, that in each case, the causes underlying such changes may be considered to determine whether such causes constitute a Material Adverse Change or a Material Adverse Effect and where, in the case of (A), (B), (D), (E) and (H), such effect relating to or resulting from the foregoing does not have a disproportionate effect on the current or future financial condition, business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise) or cash flows or prospects of such Party and its subsidiaries, taken as a whole, as compared to the corresponding effect on comparable Persons operating in the industries and geographic areas in which such Party or any of its affiliates operate; or

(ii)

materially impair the ability of such Party to consummate the transactions contemplated by this Agreement or that would materially impair, delay or impact its ability to perform its obligations under this Agreement;

(kkk)	“MI 61-101” means Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions;

(lll)	“Minister” means the Minister responsible for the administration of the Investment Canada Act;

(mmm)	“Minority ENF Shareholders” means ENF Shareholders whose votes may be counted for purposes of obtaining minority approval of the Arrangement Resolution in accordance with MI 61-101;

(nnn)	“misrepresentation” has the meaning set forth in the Securities Act;

(ooo)	“NYSE” means the New York Stock Exchange;

(ppp)	“Options” has the meaning set forth in Subsection 4.1(r);

(qqq)	“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person;

(rrr)

“Other Enbridge Transactions” means any and all transactions and potential transactions entered into between Enbridge, on the one hand, and any of Spectra Energy Partners, LP, Enbridge Energy Partners, L.P. or Enbridge Energy Management, L.L.C., on the other hand, whether prior to, concurrently with or subsequent to the date of this Agreement;

(sss)	“Outside Date” means March 29, 2019 or such later date as may be agreed to in writing by the Parties;

(ttt)	“Parties” means Enbridge and ENF; and “Party” means either one of them;

(uuu)

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status;

(vvv)

“Plan of Arrangement” means the plan of arrangement substantially in the form set out in Schedule A to this Agreement and any amendments or variations made in accordance with this Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order provided that such amendments or variations are acceptable to both ENF and Enbridge, each acting reasonably;

(www)	“Preference Shares” has the meaning set forth in Subsection 4.1(p);

(xxx)

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, whether in equity in law, in contract, in tort or otherwise;

(yyy)	“Recipient” has the meaning set forth in Subsection 4.3(a);

(zzz)	“Registrar” means the Registrar of Corporations for the Province of Alberta duly appointed under section 263 of the ABCA;

(aaaa)	“Regulatory Approvals” means:

(i)	the Competition Act Approval;

(ii)	the CTA Act Approval;

(iii)	the Investment Canada Act Approval;

(iv)	the Enbridge Share Issuance Approval; and

(v)

such other approvals (including the lapse, without objection, of a prescribed time under any law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement;

(bbbb)	“Representatives” has the meaning set forth in Subsection 3.4(a);

(cccc)	“Section 3(a)(10) Exemption” has the meaning set forth in Section 2.15;

(dddd)	“SEC” means the United States Securities and Exchange Commission;

(eeee)	“Securities Act” means the Securities Act (Alberta);

(ffff)	“Securities Authorities” means, collectively, the securities commissions or similar securities regulatory authorities in each of the provinces of Canada;

(gggg)	“SEDAR” means the System for Electronic Document Analysis and Retrieval available at www.sedar.com;

(hhhh)	“Special Voting Share” has the meaning set forth in Subsection 4.2(l);

(iiii)	“Spectra Awards” has the meaning set forth in Subsection 4.1(r);

(jjjj)	“subsidiary” has the meaning set forth in the Securities Act (Alberta), provided, however, that:

(i)	in respect of Enbridge, “subsidiary” shall: (A) include the Fund Group Entities; and (B) not include ENF; and

(ii)	in respect of ENF, “subsidiary” shall not include the Fund Group Entities.

(kkkk)

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made after the date of this Agreement and prior to the date upon which the Arrangement Resolution is approved by ENF Shareholders:

(i)	that did not result from a breach of any agreement between the Person making such Acquisition Proposal and ENF of Section 3.4;

(ii)

that involves the direct or indirect acquisition of (or, in the case of a take-over bid, an offer for) all of the voting or equity securities of ENF not held by Enbridge (in terms of number of shares or voting power) or all or substantially all of the consolidated assets of ENF and the Fund Group Entities, taken as a whole, and, for greater certainty and solely for purposes of this definition of “Superior Proposal”, all references to “20%” in the definition of “Acquisition Proposal” shall instead be construed to refer to “100%”;

(iii)

that is not subject to any financing condition and that the funds or other consideration necessary for the consummation of the Acquisition Proposal have been demonstrated to be available to the satisfaction of the ENF Board, acting in good faith (after receiving advice from the ENF Financial Advisor and its outside legal counsel) at the time and on the bases set out therein;

(iv)	that is not subject to a due diligence and/or access condition;

(v)

that the ENF Board has determined in good faith is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and

(vi)

in respect of which the ENF Board determines in good faith (after receipt of advice from the ENF Financial Advisor and outside legal counsel) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the ENF Shareholders, from a financial point of view, than the Arrangement, including any adjustment to the terms and conditions of the Arrangement proposed by Enbridge pursuant to Subsection 3.4(e) of this Agreement, and that, after receiving advice (as reflected in the meeting minutes of the ENF Board) from outside counsel, failure to accept, approve, recommend or enter into a definitive agreement to implement such Acquisition Proposal would be inconsistent with its fiduciary duties under Applicable Laws;

(llll)	“Tax Act” means the Income Tax Act (Canada) and all regulations promulgated thereunder from time to time;

(mmmm)	“Terminating Party” has the meaning set forth in Subsection 5.4(b);

(nnnn)	“Termination Notice” has the meaning set forth in Subsection 5.4(b);

(oooo)	“Third Party Beneficiaries” has the meaning set forth in Section 10.7;

(pppp)	“Transferred Information” has the meaning set forth in Subsection 4.3(a);

(qqqq)	“TSX” means the Toronto Stock Exchange;

(rrrr)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(ssss)	“U.S. GAAP” means United States generally accepted accounting principles;

(tttt)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934; and

(uuuu)	“U.S. Securities Act” means the United States Securities Act of 1933.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and subsections is for convenience of reference only and does not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.3	Number, etc.

Words importing the singular number include the plural and vice versa and words importing the use of any gender include all genders.

1.4	Date for Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action is required to be taken on the next succeeding day which is a Business Day.

1.5	Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

1.6	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

1.7	Accounting Matters

Unless otherwise stated, wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with U.S. GAAP, with respect to Enbridge, or IFRS, with respect to ENF, such reference will be deemed to be to the U.S. GAAP or IFRS, as applicable, from time to time approved by the Financial Accounting Standards Board or the Canadian Accounting Standards Board, respectively, or any successor institute, and applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.8	References to Legislation

References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.9	Enforceability

All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief and general principles of equity).

1.10	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge (having made due inquiry) of Al Monaco, President and Chief Executive Officer, and John K. Whelen, Executive Vice President and Chief Financial Officer in respect of Enbridge and Perry F. Schuldhaus, President, and Patrick R. Murray, Vice President, Finance in respect of ENF and in each case in their capacities as officers of Enbridge or ENF, as applicable, and not in their personal capacities and without personal liability, and does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.

1.11	Interpretation Not Affected by Party Drafting

The Parties acknowledge that their respective legal counsel have reviewed and participated in negotiating, drafting and settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable in the interpretation of this Agreement.

1.12	Schedules

The following schedules attached hereto are incorporated into and form an integral part of this Agreement:

Schedule A - Plan of Arrangement

Schedule B - Arrangement Resolution

ARTICLE 2

THE ARRANGEMENT AND ENF MEETING

2.1	Plan of Arrangement

As soon as practicable following the date hereof, subject to the terms and conditions contained in this Agreement, the Parties shall effect the Arrangement pursuant to and in accordance with the Plan of Arrangement.

2.2	Interim Order, Final Order, etc.

(a)

ENF shall by October 8, 2018 or as soon thereafter as reasonably practicable and, in any event, by no later than October 22, 2018, apply to the Court, in a manner reasonably acceptable to Enbridge, for the Interim Order and thereafter diligently seek the Interim Order and, upon receipt thereof, ENF shall forthwith carry out the terms of the Interim Order to the extent applicable to it. The Interim Order shall provide, among other things:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the ENF Meeting and the manner in which such notice is to be provided;

(ii)	confirmation of the record date in respect of the ENF Meeting;

(iii)	that the ENF Shareholders shall be entitled to vote with respect to the Arrangement Resolution, with each ENF Shareholder being entitled to one vote for each ENF Share held;

(iv)

that the requisite shareholder approval for the Arrangement Resolution shall be (A) at least two-thirds of the votes cast by the ENF Shareholders present in person or represented by proxy at the ENF Meeting and (B) a simple majority of the votes cast by Minority ENF Shareholders present in person or represented by proxy at the ENF Meeting;

(v)	that in all other respects, the terms, restrictions and conditions of ENF’s articles and by-laws, including quorum requirements and all other matters shall apply in respect of the ENF Meeting;

(vi)	for the grant of Dissent Rights in the manner contemplated in the Plan of Arrangement;

(vii)

that the ENF Meeting may be adjourned or postponed from time to time by ENF in accordance with this Agreement or the Interim Order or with the consent of Enbridge without the need for additional approval of the Court;

(viii)

that, except as required by Applicable Laws, the record date for determining ENF Shareholders entitled to notice of and to vote at the ENF Meeting will not change in respect of any adjournment or postponement of the ENF Meeting; and

(ix)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

Enbridge will use its reasonable commercial efforts to assist ENF in obtaining the Interim Order.

(b)

Provided the Interim Order is obtained and the Arrangement Resolution is passed at the ENF Meeting as provided for in the Interim Order, ENF shall, as soon as reasonably practicable following the ENF Meeting, submit the Arrangement to the Court and apply for the Final Order by no later than three Business Days after the Arrangement Resolution is approved at the ENF Meeting or such later date as may be agreed to by Enbridge. Enbridge will use its reasonable commercial efforts to assist ENF in obtaining the Final Order. ENF will forthwith carry out the terms of the Final Order applicable to it.

(c)

Forthwith following the issuance of the Final Order and subject to the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date) set forth in Article 5, ENF shall proceed to file the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to subsection 193(10) of the ABCA, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out in the Plan of Arrangement without any further act or formality.

2.3	Circular and ENF Meeting

(a)	As promptly as practicable following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws:

(i)	Enbridge shall furnish ENF with the Enbridge Information as reasonably required in a timely manner; and

(ii)

ENF shall, subject to Enbridge’s compliance with Subsection 2.3(a)(i): (i) prepare the Circular and, after obtaining the Interim Order, cause the Circular to be mailed to the ENF Shareholders and filed with applicable Securities Authorities, other regulatory authorities and other Governmental Authorities in all jurisdictions where the same is required to be mailed and filed so as to permit the ENF Meeting to be held on November 6, 2018 or as soon thereafter as reasonably practicable and, in any event, by no later than November 20, 2018; and (ii) convene and conduct the ENF Meeting on November 6, 2018 or as soon thereafter as reasonably practicable and, in any event, by no later than November 20, 2018 and, unless as otherwise agreed in writing between the Parties, shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) or fail to conduct the ENF Meeting without the prior written consent of Enbridge, except for adjournments or postponements:

(A)	as required for quorum purposes (in which case the ENF Meeting shall be adjourned) or by Applicable Law or by a Governmental Authority;

(B)	as required under Subsection 3.4(h) or 5.4(b);

(C)

upon request of Enbridge (which request can only be made if Enbridge reasonably believes that the Arrangement Resolution will not receive the level of approval required by the Interim Order in order to become effective and advises ENF that Enbridge wishes to undertake measures intended to facilitate approval of the Arrangement Resolution); provided that the ENF Meeting so adjourned or postponed shall be held not later than 30 days after the date on which the ENF Meeting was originally scheduled and provided that this Subsection 2.3(a)(ii)(C) is not meant in any way to modify the rights of the Parties to terminate this Agreement following such adjournment or postponement if permitted to do so hereunder, and ENF shall include in the Circular the fairness opinion contemplated by Section 2.6.

(b)

Each Party shall ensure that the information provided by it for inclusion in the Circular does not, at the time of the mailing of the Circular, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made.

(c)

ENF shall provide Enbridge and its representatives with a reasonable opportunity to review and comment on the Circular and any other relevant documentation and reasonable consideration shall be given to any comments made by Enbridge, provided that all Enbridge Information included in the Circular shall be in form and content satisfactory to Enbridge, acting reasonably, and provided that the Circular shall comply in all material respects with Applicable Laws. ENF shall provide Enbridge with a final copy of the Circular prior to mailing to the ENF Shareholders.

(d)

ENF shall instruct its registrar and transfer agent to advise Enbridge as Enbridge may reasonably request, and at least on a daily basis on each of the last seven Business Days prior to the date of the ENF Meeting, as to the aggregate tally of the proxies received by ENF in respect of the Arrangement Resolution.

(e)

ENF shall, subject to the terms hereof, use all commercially reasonable efforts to secure the approval of the Arrangement Resolution by ENF Shareholders and solicit proxies for the approval of the Arrangement Resolution in accordance with Applicable Laws, including, if so requested by Enbridge, in its sole discretion and at its own expense: (i) using dealer and proxy solicitation services; and (ii) cooperating with any Persons engaged by Enbridge to solicit proxies in favour of the approval of the Arrangement Resolution.

(f)

ENF will promptly advise Enbridge of any communications (written or oral) from any ENF Shareholder or other third parties in relation to the ENF Meeting that includes any opposition to the Arrangement Resolution.

(g)	ENF shall provide notice to Enbridge of the ENF Meeting and allow Enbridge’s representatives to attend the ENF Meeting.

(h)	ENF shall conduct the ENF Meeting in accordance with the constating documents of ENF, the Interim Order and as otherwise required by Applicable Laws.

2.4	Court Proceedings

ENF shall provide Enbridge and its counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed by ENF with the Court in connection with the Arrangement and any supplement or amendment thereto and provide counsel to Enbridge on a timely basis with copies of any notice of appearance and evidence served on ENF or its counsel in respect of the application for the Interim Order and/or the Final Order or any appeal therefrom and of any notice (written or oral) received by ENF indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. ENF will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement. ENF will not, subject to Applicable Law, file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with the written consent of Enbridge, such consent not to be unreasonably withheld or delayed. In addition, ENF will not object to legal counsel to Enbridge making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that any such submissions are consistent with this Agreement and the Plan of Arrangement. ENF will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Applicable Law to return to Court with respect to the Final Order, to do so only after notice to, and in consultation and cooperation with, Enbridge.

2.5	ENF Board Recommendation

Based upon, among other things, the receipt of the Special Committee of the opinion of the ENF Financial Advisor referred to in Section 2.6, the ENF Board has unanimously determined that the Arrangement is in the best interests of ENF, that the consideration to be received by the ENF Shareholders (other than Enbridge) pursuant to the Arrangement is fair to such ENF Shareholders and has unanimously (with the one director who is an officer of Enbridge abstaining) approved the Arrangement and the entering into of this Agreement and has unanimously (with the one director who is an officer of Enbridge abstaining) resolved to recommend that ENF Shareholders (other than Enbridge) vote in favour of the Arrangement Resolution. Notice of such approvals, determinations and resolution shall, subject to the terms hereof, be included in the Circular.

2.6	ENF Fairness Opinion and ENF Formal Valuation

(a)

Subject to the assumptions and qualifications included therein, the Special Committee has obtained a verbal opinion from the ENF Financial Advisor to the effect that the consideration to be received by the ENF Shareholders (other than Enbridge) pursuant to the Arrangement is fair, from a financial point of view, to such ENF Shareholders and has been advised by the ENF Financial Advisor that the ENF Financial Advisor will provide a written opinion to that effect for inclusion in the Circular, and ENF shall include a copy of such opinion in the Circular. The opinion of the ENF Financial Advisor has not been withdrawn, amended, modified or rescinded as of the date of this Agreement.

(b)

Subject to the assumptions and qualifications included therein, the Special Committee has obtained a presentation and verbal valuation range in respect of the valuation of an ENF Share from the ENF Financial Advisor and has been advised by the ENF Financial Advisor that the ENF Financial Advisor will provide to the Special Committee a written formal valuation for inclusion of such valuation or a summary of it in the Circular (and if only a summary is included the entire formal valuation will be filed by ENF on its SEDAR profile on or before the date of mailing the Circular).

2.7	Regulatory Matters

(a)

Subject to Subsections 3.3(e) and 3.3(f), the Parties shall, as promptly as practicable, co-operate in the preparation and filing of any necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and use their commercially reasonable efforts to obtain the Regulatory Approvals and provide or submit all documentation and information that is required or reasonably considered by the Parties to be advisable in connection with obtaining the Regulatory Approvals. In addition, the Parties shall use commercially reasonable efforts to obtain any other third party consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are reasonably deemed by either of the Parties to be necessary in connection with the Arrangement.

(b)

Each Party shall promptly notify the other Party if at any time before the Effective Time it becomes aware that the Circular, an application for a Regulatory Approval or any other third party consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations necessary pursuant to Subsection 2.7(a) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Circular, the application for a Regulatory Approval or such other consent, waiver, permit, exemption, order, approval, agreement, amendment or confirmation, as the case may be, and the Parties shall co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by the Parties.

(c)

Each Party will promptly inform the other Party of any requests or comments made by Securities Authorities in connection with the Circular. Each of the Parties will cooperate with the other and shall diligently do all such acts and things as may be reasonably necessary in the context of the preparation of the Circular and use its reasonable commercial efforts to resolve all requests or comments made by Securities Authorities with respect to the Circular and any other filings related to the Circular or the Arrangement and required under Applicable Laws as promptly as practicable after receipt thereof.

2.8	Closing

The closing of the transactions contemplated hereby and by the Arrangement will take place at the offices of McCarthy Tétrault LLP, in Calgary, Alberta on the Effective Date.

2.9	Effective Date

No later than the third Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article 5, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by ENF with the Registrar. The Articles of Arrangement shall implement the Plan of Arrangement and the proof of filing of the Articles of Arrangement issued by the Registrar shall be conclusive evidence that the Arrangement has become effective as of the Effective Time. The Parties shall use their reasonable commercial efforts to cause the Effective Date to occur on or about November 8, 2018 or as soon thereafter as reasonably practicable and, in any event, by no later than the Outside Date.

2.10	Public Communications

Each Party shall receive the prior consent, not to be unreasonably withheld or delayed, of the other Party prior to issuing or permitting any director, officer, employee or agent to issue, any press release or other public written statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, if either Party is required by Applicable Law to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that Party will use reasonable commercial efforts to consult with the other Party as to the wording of such disclosure prior to its being made. The Parties consent to this Agreement being filed on SEDAR and EDGAR.

2.11	Resignation of Directors of ENF

ENF shall obtain and deliver to Enbridge at the Effective Time evidence reasonably satisfactory to Enbridge of the resignations effective as of the Effective Time of all of the directors of ENF as requested by Enbridge.

2.12	Indemnities and Directors’ and Officers’ Insurance

(a)

Enbridge agrees that it will honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of ENF pursuant to the provisions of the constating documents of ENF, applicable corporate legislation and any written indemnity agreements which have been entered into between ENF and its officers and directors effective on or prior to the date hereof and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date;

(b)

Prior to the Effective Date, ENF shall obtain “run off” directors’ and officers’ liability insurance for its officers and directors, with such insurance having substantially equivalent coverage to ENF’s existing directors’ and officers’ liability insurance, covering claims made on or prior to or within six years after the Effective Date and Enbridge will, or will cause ENF to maintain such “run off” policies in effect without any reduction in scope or coverage for six years from the Effective Date, and agrees to not take or permit any action to be taken by or on behalf of ENF to terminate or adversely affect such directors’ and officers’ insurance; and

(c)

If ENF or any of its subsidiaries or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, Enbridge shall use its commercially reasonable efforts to ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of ENF or its subsidiaries) assumes all of the obligations set forth in this Section 2.12.

2.13	Payment of Cash Consideration

Enbridge shall, at least two Business Days prior to the day of filing by ENF of the Articles of Arrangement with the Registrar in accordance with Subsection 2.2(c), provide, or cause to be provided, to the Depositary sufficient cash to be held in escrow (the terms and conditions of such escrow to be satisfactory to Enbridge and ENF, each acting reasonably) to satisfy the aggregate Cash Consideration payable to the ENF Shareholders.

2.14	Tax Withholdings

Enbridge, ENF and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any former ENF Shareholder under the Plan of Arrangement, including from any amount payable to any Dissenting Shareholder or any dividend or other distribution payable pursuant to Section 4.6 of the Plan of Arrangement, as the case may be, such amounts as Enbridge, ENF or the Depositary is required to deduct and withhold from such consideration in accordance with the Tax Act, the United States Internal Revenue Code of 1986, or any other provision of any Applicable Law. Any such amounts will be deducted and withheld from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes as having been paid to the former ENF Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a former ENF Shareholder exceeds the cash component, if any, of the consideration otherwise payable to the holder, Enbridge and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the Enbridge Shares otherwise issuable to the holder as is necessary to provide sufficient funds to Enbridge or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Enbridge or the Depositary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and shall remit to such holder any unapplied balance of the proceeds of such sale.

2.15	U.S. Securities Laws

The Arrangement shall be structured and executed such that, assuming the Court considers the fairness of the terms and conditions of the Arrangement (both procedurally and substantively) at a hearing at which ENF Shareholders have a right to appear and grants the Final Order, the issuance of the Enbridge Shares issuable to ENF Shareholders under the Arrangement will not require registration under the U.S. Securities Act, in reliance upon section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.15.

In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement shall be carried out on the following basis:

(a)	the Arrangement shall be subject to the approval of the Court;

(b)	the Court shall be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)

the Final Order shall state that the Plan of Arrangement is fair and reasonable and is approved by the Court as well as the following or substantially similar language: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act regarding the distribution of securities of Enbridge pursuant to the Plan of Arrangement”;

(d)

the Parties shall ensure that each Person entitled to receive Enbridge Shares on completion of the Arrangement shall be given adequate notice advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Person to exercise such right;

(e)

each Person to whom Enbridge Shares shall be issued pursuant to the Arrangement shall be advised that such Enbridge Shares have not been registered under the U.S. Securities Act and shall be issued by Enbridge in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and, in the case of Persons who are as of (or within 90 days of) the Effective Time affiliates (within the meaning of U.S. Securities Laws) of Enbridge, shall be subject to certain restrictions on resale under the U.S. Securities Laws, including Rule 144 under the U.S. Securities Act; and

(f)

the Interim Order shall permit each Person to whom Enbridge Shares shall be issued pursuant to the Arrangement to appear before the Court at the Final Order hearing so long as such Person serves and files a notice of appearance within the required time set out in the Interim Order.

ARTICLE 3

COVENANTS

3.1	Covenants of Enbridge

From the date hereof until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with Article 8, except with the prior written consent of ENF, which consent shall not be unreasonably withheld, and except as otherwise expressly permitted or specifically contemplated by this Agreement, disclosed in the Enbridge Public Record (including, without limitation, the Other Enbridge Transactions) or as otherwise required by Applicable Laws:

(a)	Enbridge shall conduct its business and Enbridge shall cause the business of its subsidiaries to be conducted only in the Ordinary Course;

(b)	Enbridge shall not directly or indirectly do or permit to occur any of the following:

(i)	amend its constating documents;

(ii)	split, combine or reclassify any of its securities unless the Arrangement is amended upon the same terms and conditions;

(iii)	declare any dividends on the Enbridge Shares other than quarterly dividends in the Ordinary Course;

(iv)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or reorganization of Enbridge;

(v)

take any action, refrain from taking any commercially reasonable action, permit any action to be taken or not taken by it or any of its subsidiaries, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement;

(vi)	enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

(vii)	make any changes to its existing accounting policies other than as required by Applicable Laws or U.S. GAAP;

(c)

Enbridge shall not take any action or refrain from taking any action that would render, or may reasonably be expected to render, any representation or warranty made by Enbridge or on behalf of its subsidiaries in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs;

(d)

subject to Applicable Laws, Enbridge shall cause the record date for the fourth quarter 2018 cash dividend, expected to be in the amount of $0.671 per Enbridge Share, to be no later than November 15, 2018 and shall pay, or cause to be paid, such dividend on or before December 3, 2018;

(e)

Enbridge shall promptly notify ENF in writing of any material change (actual, anticipated, contemplated or, to the knowledge of Enbridge threatened, financial or otherwise) in its or its subsidiaries’ business, operations, affairs, assets, capitalization, financial condition, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by Enbridge or on behalf of its subsidiaries by Enbridge in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Enbridge shall in good faith discuss with ENF any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Enbridge threatened) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to ENF pursuant to this provision;

(f)

Enbridge will use its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Section 5.1 and Section 5.3 and to take all steps set forth in the Interim Order and Final Order applicable to it as soon as reasonably practicable;

(g)

Enbridge shall ensure that it has available funds to make, within the time periods contemplated herein, the payment of the amount which may be required by Section 6.2 and the Cash Consideration, as adjusted pursuant to the terms hereof, if applicable, having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount and such Cash Consideration when required;

(h)

Enbridge shall cooperate with ENF in the preparation of the Circular and provide to ENF, in a timely and expeditious manner, the Enbridge Information for inclusion in the Circular, and any amendments or supplements thereto, in each case complying in all material respects with all Applicable Laws on the date of issue thereof and not containing any misrepresentation, and Enbridge shall provide ENF and its Representatives with a reasonable opportunity to review and comment on the Enbridge Information and any other relevant documentation and reasonable consideration shall be given to any comments made by ENF on the Circular;

(i)

Enbridge shall indemnify and save harmless ENF and the directors, officers and agents of ENF from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which ENF, or any director, officer or agent thereof, may be subject or which ENF, or any director, officer or agent thereof, may suffer, whether under the provisions of any Applicable Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation contained solely in the Enbridge Information;

(ii)

any order made or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Authority based upon any misrepresentation or any alleged misrepresentation in the Circular or any material filed by or on behalf of Enbridge or by ENF, in each case only to the extent such misrepresentation or alleged misrepresentation is contained in the Enbridge Information; or

(iii)	Enbridge not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement,

except that Enbridge shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or any alleged misrepresentation in the Circular (other than in the Enbridge Information), the negligence of ENF or the non-compliance by ENF with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(j)

other than non-substantive communications, Enbridge shall furnish promptly to ENF or ENF’s counsel, a copy of each notice, communication, report, schedule or other document delivered, filed or received by Enbridge from holders of Enbridge securities or Governmental Authorities in connection with: (i) the Arrangement; (ii) the ENF Meeting; (iii) any filings under Applicable Laws; (iv) any dealings with any Governmental Authority in connection with the transactions contemplated by this Agreement; and (v) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(k)

Enbridge will use its reasonable commercial efforts to obtain all necessary consents, approvals, authorizations and filings as are required to be obtained or made by Enbridge under any Applicable Laws and to satisfy any condition provided for under this Agreement including, without limitation, causing the Enbridge Shares issuable pursuant hereto to be approved for listing on the NYSE and the TSX prior to the Effective Date;

(l)

Enbridge shall cause all of the ENF Shares it holds as of the date of this Agreement to be voted in favour of approving the Arrangement Resolution, and, from and after the date hereof until the Effective Time, it shall not sell, transfer or otherwise dispose of its ENF Shares; and

(m)	Enbridge will use its reasonable commercial efforts to obtain the Enbridge Share Issuance Approval as soon as reasonably practicable after the date hereof.

3.2	Covenants of ENF

From the date hereof until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with Article 8, except with the prior written consent of Enbridge, which consent shall not be unreasonably withheld, and except as otherwise expressly permitted or specifically contemplated by this Agreement, disclosed in writing to the other Party, disclosed in the ENF Public Record or as required by Applicable Laws:

(a)	ENF shall conduct its business only in the Ordinary Course;

(b)	ENF shall not, directly or indirectly, do or permit to occur any of the following:

(i)	amend its constating documents;

(ii)

issue, grant, sell or pledge or agree to issue, grant, sell or pledge any ENF Shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, ENF Shares;

(iii)	redeem, purchase or otherwise acquire any of the outstanding ENF Shares or other securities, including under any normal course issuer bid;

(iv)	split, combine or reclassify any of its securities;

(v)	declare any dividends on the ENF Shares other than monthly dividends in the Ordinary Course;

(vi)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of ENF;

(vii)

pursue, complete or agree to complete any corporate acquisition or disposition, amalgamation, merger, arrangement, make any investment therein either by purchase of shares or securities, contributions of capital or property transfer or make any material change to the business, capital or affairs of ENF;

(viii)

take any action, refrain from taking any commercially reasonable action, permit any action to be taken or not taken by it or any of its subsidiaries, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement;

(ix)	enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

(x)	make any changes to its existing accounting policies other than as required by Applicable Laws or IFRS;

(c)

subject to Section 3.4 hereof, ENF shall not take any action or refrain from taking any action that would render, or may reasonably be expected to render, any representation or warranty made by ENF in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs;

(d)

ENF shall promptly notify Enbridge in writing of any material change (actual, anticipated, contemplated or, to the knowledge of ENF threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by ENF in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect, and ENF shall in good faith discuss with Enbridge any change in circumstances (actual, anticipated, contemplated, or to the knowledge of ENF threatened) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to Enbridge pursuant to this provision;

(e)

ENF will use its reasonable commercial efforts to satisfy or cause the satisfaction of the conditions set forth in Sections 5.1 and 5.2 and to take all steps set forth in the Interim Order and Final Order applicable to it as soon as reasonably practicable;

(f)

ENF shall ensure that it has available funds to make, within the time periods contemplated herein, the payment of the amount which may be required by Section 6.1 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount when required;

(g)

ENF will use its reasonable commercial efforts to obtain all necessary consents, approvals, authorizations and filings as are required to be obtained or made by ENF under any Applicable Laws and to satisfy any condition provided for under this Agreement;

(h)	ENF will use its reasonable commercial efforts to maintain the listing of the ENF Shares on the TSX;

(i)

ENF will use its reasonable commercial efforts to continue to maintain its status as a “reporting issuer” (or similar designation) not in default under the securities legislation in force in each of the provinces of Canada;

(j)

ENF shall indemnify and save harmless Enbridge and the directors, officers and agents of Enbridge from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Enbridge, or any director, officer or agent thereof, may be subject or which Enbridge, or any director, officer or agent thereof, may suffer, whether under the provisions of any Applicable Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation by ENF in the Circular;

(ii)

any order made or any inquiry, investigation or proceeding by any Securities Authority or other competent authority based upon any misrepresentation or any alleged misrepresentation by ENF in the Circular, which prevents or restricts trading in the ENF Shares; or

(iii)	ENF not complying with any requirement of Applicable Laws in connection with the transactions contemplated in this Agreement,

except that ENF shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or any alleged misrepresentation in the Circular contained in the Enbridge Information, the negligence of Enbridge or the non-compliance by Enbridge with any requirement of Applicable Laws in connection with the transactions contemplated by this Agreement;

(k)

except for proxies and other non-substantive communications with the holders of ENF securities, and communications that ENF is required to keep confidential pursuant to Applicable Laws, ENF shall furnish promptly to Enbridge or Enbridge’s counsel, a copy of each notice, communication, report, schedule or other document delivered, filed or received by ENF from holders of ENF securities or Governmental Authorities in connection with: (i) the Arrangement; (ii) the ENF Meeting; (iii) any filings under Applicable Laws; (iv) any dealings with any Governmental Authorities in connection with the transactions contemplated by this Agreement; and (v) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(l)	ENF will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement; and

(m)

ENF shall, on an as received basis, promptly advise Enbridge of the number of ENF Shares for which ENF receives notices of dissent or written objections to the Arrangement or notices to appear in connection with the application for the Final Order and provide Enbridge with copies of such notices and written objections.

3.3	Mutual Covenants Regarding the Arrangement

From the date hereof until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with Article 8, each Party shall:

(a)	use its reasonable commercial efforts to complete the Arrangement on November 8, 2018 or as soon thereafter as reasonably practicable and, in any event, by no later than the Outside Date;

(b)

use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Arrangement, including using its reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)

obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated by this Agreement; and

(iii)

upon reasonable consultation with the other Party, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement;

(c)

use its reasonable commercial efforts to obtain all necessary waivers, consents and approvals required to be obtained by it in connection with the Arrangement from Governmental Authorities and effect all necessary registrations and filings and the submission of all information requested by Governmental Authorities required to be effected by it in connection with the Arrangement including, without limitation, the Competition Act Approval, the CTA Act Approval, the Investment Canada Act Approval and the Enbridge Share Issuance Approval;

(d)

cooperate with each other in taking, or causing to be taken, all actions necessary to delist the ENF Shares from the TSX in accordance with the policies and procedures of the TSX following completion of the steps set out in the Plan of Arrangement; provided, however, that such delisting will not be effective until after the Effective Time;

(e)	in connection with the Competition Act Approval and the CTA Act Approval:

(i)

Enbridge and ENF shall as promptly as reasonably practicable (A) duly file with the Competition Bureau, a request for an ARC under section 102 of the Competition Act and supply the Commissioner with such additional information as the Commissioner may request and (B) give notice to the Minister of Transport pursuant to subsection 53.1(1) of the Canada Transportation Act and supply the Minister with such additional information as the Minister may request. At Enbridge’s discretion, the Parties shall also file notifications under section 114 of the Competition Act with the Competition Bureau. Enbridge shall have the primary responsibility for the preparation and submission of a request for an ARC pursuant to section 102 of the Competition Act. Enbridge and ENF shall respond as promptly as reasonably practicable under the circumstances to any inquiries received from the Competition Bureau or Transport Canada for additional information or documentation and to all inquiries and requests received from the Competition Bureau or Transport Canada; and

(ii)

the Parties shall coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with Subsection 3.3(e)(i) above, including providing each other with advance copies and reasonable opportunities to comment on all filings made with the Competition Bureau and Transport Canada and any additional or supplementary information supplied pursuant thereto in respect of the Competition Act and the CTA Act (except for information which Enbridge or ENF, in each case acting reasonably, consider highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party), and all notices and correspondence received from the Competition Bureau and Transport Canada with respect to any filings under the Competition Act and the CTA Act;

(f)	in connection with the Investment Canada Act Approval:

(i)

Enbridge shall as promptly as reasonably practicable duly file with the Investment Review Division, an application for review under section 17 of the Investment Canada Act. Enbridge and ENF shall respond as promptly as reasonably practicable under the circumstances to any inquiries received from the Investment Review Division for additional information or documentation and to all inquiries and requests received from the Investment Review Division; and

(ii)	ENF shall coordinate and cooperate in supplying information and assistance that is reasonably requested by Enbridge in connection with Subsection 3.3(f)(i) above; and

(g)

use its reasonable commercial efforts to cooperate with the other Party in connection with the performance by the other Party of their obligations under this Section 3.3 including, without limitation, to provide the other Party with a reasonable opportunity to review and comment on all filings and material correspondence with and to Governmental Authorities and to promptly provide final copies thereof to the other Party once filed or given, to promptly provide the other Party with all approvals and material notices and correspondence received from Governmental Authorities, and to maintain ongoing communications as between representatives of the Parties in respect of the Regulatory Approvals, subject in all cases to the Confidentiality Agreement.

3.4	ENF’s Covenants Regarding Non-Solicitation

(a)

ENF shall immediately cease and cause to be terminated all solicitations, discussions and negotiations (including, without limitation, through any of its officers, directors, advisors, employees, representatives and agents (collectively, the “Representatives”)), if any, with any third parties other than Enbridge, with respect to any actual or potential Acquisition Proposal. ENF shall immediately discontinue, and shall cause its Representatives to discontinue, access to any of its confidential information and not allow or establish access to any of its confidential information, or any data room, virtual or otherwise and shall promptly request the return or destruction of all confidential information regarding ENF or the Fund Group Entities provided to any third party in connection with any potential or actual Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honored in accordance with the terms of any confidentiality agreement governing such information. ENF agrees that it shall not terminate, waive, release, amend, modify or otherwise forbear from the enforcement of, and agrees to take all commercially reasonable actions to actively prosecute and enforce, any agreement containing standstill provisions and any provision of any existing confidentiality agreement or any standstill agreement to which it is a party (it being acknowledged by Enbridge that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Subsection 3.4(a)).

(b)	Except as expressly provided for in this Section 3.4, ENF shall not, directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:

(i)	solicit, initiate, encourage or facilitate any inquiries, proposals or offers, whether publicly or otherwise, regarding an actual or potential Acquisition Proposal;

(ii)

withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in any manner adverse to Enbridge, the approval of the Arrangement by the ENF Board or the recommendation of the ENF Board that the ENF Shareholders vote in favour of the Arrangement Resolution at the ENF Meeting;

(iii)	encourage or participate in any negotiations or discussions with any other Person regarding an actual or potential Acquisition Proposal, or furnish information or provide access to any other Person any information with respect to ENF or any Fund Group Entities’ securities, business, properties, operations or condition (financial or otherwise) in connection with, or in furtherance of, an actual or potential Acquisition Proposal; and

(iv)

accept, recommend, approve, agree to endorse or publicly propose to accept, recommend, approve, agree to endorse or enter into an agreement to implement any Acquisition Proposal, or take no positions or remain neutral with respect to any Acquisition Proposal or otherwise take any action that could reasonably be expected to lead to an Acquisition Proposal;

provided, however, that notwithstanding any other provision hereof but subject to Subsection 3.4(d), ENF and its Representatives may, prior to obtaining the approval of the Arrangement Resolution by ENF Shareholders at the ENF Meeting, enter into or participate in any discussions or negotiations with, or furnish information or provide access to, any Person in response to an Acquisition Proposal by such Person if and only to the extent that:

(v)

such Acquisition Proposal is an unsolicited bona fide written Acquisition Proposal received by ENF from such Person other than as a result from a breach of this Section 3.4 and the ENF Board has determined, in good faith, after consultation with the ENF Financial Advisor and outside legal counsel, that such Acquisition Proposal, if completed in accordance with its terms, would constitute or could reasonably be expected to constitute a Superior Proposal; and

(vi)

(A) ENF shall have complied with and continues to be in compliance with all other requirements of this Section 3.4 and the Person making the Acquisition Proposal shall not have been restricted from making such Acquisition Proposal pursuant to existing confidentiality, non-disclosure or standstill agreement or similar restriction; (B) the ENF Board, after consultation with the ENF Financial Advisor and outside legal counsel as reflected in the minutes of the meetings of the ENF Board, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under Applicable Laws; and (C) prior to providing any information or data to such Person in connection with such Acquisition Proposal: (1) ENF notifies Enbridge of the determination by the ENF Board that such Acquisition Proposal constitutes a Superior Proposal; and (2) the ENF Board receives from such Person an executed confidentiality agreement that contains provisions that are no less favourable to ENF than those contained in the Confidentiality Agreement and Enbridge is provided promptly with a copy of such confidentiality agreement (provided that such confidentiality agreement may not grant such Person the exclusive right to negotiate with ENF and may not restrict ENF from complying with this Section) and any information that was provided to such Person which was not previously provided to Enbridge.

(c)

ENF shall promptly (and in any event within 24 hours of receipt by ENF) notify Enbridge, first orally and then in writing, of any proposal, inquiry or offer (or any amendment thereto) constituting an actual or potential Acquisition Proposal, in each case received after the date hereof by ENF or any of its Representatives, or any amendments to the foregoing, any request for discussions or negotiations, or any request for non-public information relating to ENF or any of the Fund Group Entities in connection with any proposal, inquiry, offer (or any amendment thereto) or request that constitutes or could reasonably be expected to constitute or lead to an actual or potential Acquisition Proposal or for access to the properties or facilities, personnel, books or records of ENF or any of the Fund Group Entities by any Person that informs ENF or any of its Representatives or otherwise indicates that it is considering making, or has made, an Acquisition Proposal and any amendment thereto; and ENF shall provide to Enbridge a copy of such Acquisition Proposal and shall provide the identity of the Person making any such Acquisition Proposal together with such other details of the Acquisition Proposal or request for material information as Enbridge may reasonably request. ENF shall keep Enbridge regularly and promptly informed of the status of and any change to the material terms of any such Acquisition Proposal in writing and shall provide to Enbridge copies of all material or substantive correspondence with respect to such Acquisition Proposal or proposal, inquiry, offer or request if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence.

(d)	ENF shall not accept, approve or recommend, nor enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by this Section 3.4), unless:

(i)

the Acquisition Proposal constitutes a Superior Proposal and the Person making the Acquisition Proposal shall not have been restricted from making such Acquisition Proposal pursuant to existing confidentiality, non-disclosure or standstill agreement or similar restriction;

(ii)	ENF has complied with and continues to be in compliance with its obligations in this Section 3.4;

(iii)

ENF has provided Enbridge with (A) notice in writing that the Acquisition Proposal constitutes a Superior Proposal and, in connection therewith, the ENF Board has made the determinations contemplated in the definition of “Superior Proposal”, (B) copies of the proposed definitive agreement for the Superior Proposal and any confidentiality and standstill agreement between ENF and the Person making the Superior Proposal, if not previously delivered, as well as all supporting materials, including any financing documents supplied to ENF of its Representatives in connection therewith and (C) written notice regarding the value and financial terms that the ENF Board, in consultation with the ENF Financial Advisor, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal, in each case, at least four Business Days prior to the time at which the ENF Board proposes to accept, approve, recommend or enter into any agreement relating to such Superior Proposal;

(iv)

four Business Days shall have elapsed from the later of the date Enbridge received the notice, documentation and other materials referred to in Subsection 3.4(d)(iii) from ENF in respect of the Acquisition Proposal and the date on which Enbridge received notice of ENF’s proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and, if Enbridge has proposed to amend the terms of the transactions contemplated in this Agreement and the Arrangement in accordance with Subsection 3.4(e), the ENF Board (after receiving advice from the ENF Financial Advisor and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of this Agreement and the Arrangement proposed by Enbridge;

(v)	ENF concurrently terminates this Agreement pursuant to Subsection 8.2(d)(ii);

(vi)

ENF concurrently will have delivered to Enbridge written confirmation that ENF or the ENF Board has accepted, approved or recommended, or entered into such agreement relating to, the Acquisition Proposal; and

(vii)	ENF has previously paid, or concurrently pays, to Enbridge the Enbridge Damages Fee.

(e)

During the period(s) referred to in Subsection 3.4(d)(iii) and Subsection 3.4(d)(iv), Enbridge shall have the opportunity, but not the obligation, to propose to amend the terms of the transactions contemplated in this Agreement and the Arrangement and ENF shall, and shall cause its counsel and other advisors to, co-operate with Enbridge with respect thereto, including negotiating with Enbridge and their counsel and other advisors to enable Enbridge to propose such adjustments to the terms and conditions of this Agreement and the Arrangement as Enbridge deems appropriate and as would enable ENF to proceed with the Arrangement and the transactions contemplated in this Agreement on such adjusted terms. The ENF Board shall review any proposal by Enbridge to amend the terms of the transactions contemplated in this Agreement and the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties, whether Enbridge’s proposal to amend the transactions contemplated by this Agreement and the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the transactions contemplated by this Agreement and the Arrangement. In the event that Enbridge proposes to amend the terms of the transactions contemplated in this Agreement and the Arrangement such that the Acquisition Proposal would not result in a transaction more favourable to the ENF Shareholders, from a financial point of view, than the Arrangement as so amended, as determined by the ENF Board in good faith (after receiving advice from the ENF Financial Advisor and outside legal counsel) and Enbridge advises the ENF Board of such proposed amendment within four Business Days of receiving notice of such Superior Proposal, the ENF Board shall not: (i) accept, recommend, approve or enter into any agreement to implement such Superior Proposal; or (ii) withdraw, modify or change its recommendation in respect of the Arrangement. For greater certainty, each successive amendment to an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 3.4 and shall initiate a new four Business Day match right period.

(f)

Enbridge agrees that all information that may be provided to it by ENF with respect to any Superior Proposal pursuant to this Section 3.4 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.

(g)	If required by Enbridge, ENF shall reaffirm its recommendation of the approval of the Arrangement by press release promptly in the event that:

(i)	any Acquisition Proposal is publicly announced unless such Acquisition Proposal constitutes a Superior Proposal and ENF otherwise complies with Subsections 3.4(d) and (e) in respect thereof; or

(ii)	the Parties have entered into an amended agreement pursuant to Subsection 3.4(e) which results in any Acquisition Proposal not being a Superior Proposal.

Enbridge and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release. Such press release shall state that the ENF Board has determined that the Acquisition Proposal is not a Superior Proposal and shall reaffirm the approvals, determinations and recommendations of the ENF Board in respect of this Agreement and the Arrangement.

(h)

In the event that ENF provides the notice contemplated by Subsection 3.4(d)(iii) on a date which is less than four Business Days prior to the ENF Meeting, Enbridge shall be entitled to require ENF to adjourn or postpone the ENF Meeting to a date that is not more than seven Business Days following the date after ENF has complied with its obligations under Subsections 3.4(b)(vi)(B) and (C).

(i)

Neither ENF nor the ENF Board shall withdraw, or qualify, amend or modify in a manner adverse to Enbridge, the approval or recommendation of the Arrangement by the ENF Board, except if such withdrawal, qualification, amendment or modification occurs simultaneously with the entry by ENF, in accordance with the requirements of Subsection 3.4(d) and Subsection 3.4(e), into a definitive agreement with respect to an Acquisition Proposal constituting a Superior Proposal.

(j)

Nothing contained in this Agreement shall prevent the ENF Board from complying with Division 3 of National Instrument 62-104, Takeover Bids and Issuer Bids and similar provisions under Applicable Laws relating to the provision of directors’ circulars and making appropriate disclosure to its securityholders.

(k)

ENF shall ensure that its Representatives are aware of the provisions of this Section 3.4, and any violation of or the taking of any action which is inconsistent with any of the restrictions set forth in this Section 3.4 by any Representative shall be deemed to constitute a breach of this Section 3.4 by its Representatives.

3.5	Access to Information

(a)

From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, ENF shall, subject to compliance with Applicable Laws and the terms of any contracts, upon reasonable prior notice, provide Enbridge and its representatives access, during normal business hours, to its premises, books, contracts, records, computer systems, properties, employees and management personnel and will use its reasonable commercial efforts to furnish to Enbridge such information concerning its business, properties and personnel as Enbridge may reasonably request in order to permit Enbridge to be in a position to expeditiously and efficiently integrate ENF’s business and operations immediately upon, but not prior to, the Effective Date. ENF agrees to use reasonable commercial efforts to keep Enbridge fully apprised in a timely manner of every circumstance, action, occurrence or event occurring or arising after the date hereof that would be relevant and material to a prudent operator of the business and operations of ENF including, but not limited to, promptly providing Enbridge with any and all monthly activity reports.

(b)	ENF agrees to:

(i)

give the legal and professional representatives and agents of Enbridge reasonable access during normal business hours to ENF’s books, records and documents as Enbridge may reasonably request, provided that ENF is satisfied, acting reasonably, that the confidentiality of the subject matter of the disclosure can be maintained in accordance herewith; and

(ii)

endeavour to include in the information furnished to Enbridge information which would reasonably be considered to be relevant for the purposes of Enbridge’s investigation and not knowingly withhold any information which would make anything contained in the information delivered erroneous or misleading.

(c)

The Parties acknowledge and agree that all information provided by ENF to Enbridge or by Enbridge to ENF pursuant to this Section 3.5 shall remain subject to the provisions of the Confidentiality Agreement.

(d)

Nothing in the foregoing shall require ENF to disclose information which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or information which, in the opinion of ENF, acting reasonably, is competitively sensitive (provided that Enbridge acknowledges and agrees that Enbridge’s external counsel may have access to such information on a privileged and confidential basis in connection with obtaining the Competition Act Approval).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Enbridge

Enbridge hereby makes the representations and warranties set forth in this Section 4.1 to and in favour of ENF and acknowledges that ENF is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a)

Enbridge and each of its subsidiaries is a legal entity duly organized and validly subsisting under the Applicable Laws of its jurisdiction of formation and Enbridge and each of its subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

(b)

Enbridge and each of its subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, operated, licensed or otherwise held, or the nature of its activities make such registration necessary under Applicable Laws, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Enbridge.

(c)

Enbridge has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Enbridge of the transactions contemplated by this Agreement have been duly authorized by the Enbridge Board and no other corporate proceedings on the part of Enbridge or any vote of holders of Enbridge Shares are or shall be necessary to approve this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Enbridge and constitutes a legal, valid and binding obligation of Enbridge enforceable against Enbridge in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity.

(d)

Enbridge has reserved and allotted or will reserve and allot prior to the Effective Time, and will have taken all necessary action to permit it to issue, a sufficient number of Enbridge Shares as are issuable pursuant to this Arrangement, and, subject to the terms and conditions of the Arrangement, such Enbridge Shares, when issued, will be validly issued as fully paid and non-assessable pursuant to the Arrangement and no Person will have any pre-emptive right of subscription or purchase in respect thereof.

(e)

Subject to the issuance of the Interim Order and Final Order by the Court and receipt of Regulatory Approvals, neither the execution and delivery of this Agreement by Enbridge, the consummation by Enbridge of the Arrangement nor compliance by Enbridge with any of the provisions hereof will:

(i)

except as previously disclosed in writing to ENF, require any consent or other actions by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Enbridge or any of its subsidiaries is entitled under any provision of any material contract or any material Authorization to which Enbridge or any of its subsidiaries is a party or by which Enbridge or any of its subsidiaries is bound;

(ii)	result in the creation or imposition of any Lien upon any of the properties or assets of Enbridge or its subsidiaries;

(iii)	contravene, conflict with, or result in any violation or breach of the articles, bylaws or other constating documents of Enbridge or any of its subsidiaries; or

(iv)	violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule, regulation or Applicable Law applicable to Enbridge or any of its subsidiaries; or

(v)	cause a suspension or revocation of any Authorization;

except, in the case of clauses (i), (ii), (iv) and (v), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Enbridge.

(f)

The execution, delivery and performance by Enbridge of its obligations under this Agreement and the consummation of the Arrangement do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Authority by Enbridge other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Securities Authorities; (iv) the Regulatory Approvals; (v) the TSX and the NYSE; and (vi) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Authority which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of Enbridge to consummate the Arrangement.

(g)

Other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Arrangement including receipt of Regulatory Approvals or which are required to be fulfilled post-Arrangement, there is no legal impediment to Enbridge’s consummation of the transactions contemplated by this Agreement.

(h)

Enbridge has sufficient funds available to pay the Cash Consideration, as adjusted pursuant to the terms hereof, if applicable, and the amount which may be required pursuant to Section 6.2 of this Agreement.

(i)	Except as disclosed in the Enbridge Public Record, since December 31, 2017:

(i)	there has not been any Material Adverse Change respecting Enbridge and its subsidiaries, taken as a whole;

(ii)

Enbridge and each of its subsidiaries has conducted its business only in the ordinary and normal course, consistent with past practice and in accordance with Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iii)

no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), whether or not such liabilities would be required by U.S. GAAP to be reflected on a balance sheet of Enbridge and its subsidiaries, taken as a whole, material to Enbridge has been incurred other than in the ordinary and normal course of business.

(j)

The Enbridge Financial Statements fairly present, in accordance with U.S. GAAP, consistently applied, the consolidated financial position and condition of Enbridge and its subsidiaries at the dates thereof and the results of the operations of Enbridge for the periods then ended and reflect, in accordance with U.S. GAAP, consistently applied, all material assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of Enbridge and its subsidiaries on a consolidated basis, as at the dates thereof.

(k)

No Securities Authority, other competent authority or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of Enbridge, no such proceeding is, to the knowledge of Enbridge, pending, contemplated or threatened and Enbridge is not, to its knowledge, in default of any material requirement of any Applicable Laws.

(l)

There are no Proceedings pending or, to the knowledge of Enbridge, threatened, against Enbridge, any of its subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Enbridge.

(m)

Enbridge is a “reporting issuer” in each of the provinces of Canada and is in material compliance with all Applicable Canadian Securities Laws therein and the Enbridge Shares are listed and posted for trading on the TSX. The Enbridge Shares are registered pursuant to section 12(b) of the U.S. Exchange Act, and Enbridge is in compliance in all material respects with its obligations thereunder. The Enbridge Shares are listed and posted for trading on the NYSE. Enbridge is not in material default of any material requirements of any Applicable Canadian Securities Laws, Applicable U.S. Securities Laws or any rules or regulations of, or agreement with, the TSX or the NYSE. No delisting, suspension of trading in or cease trading order with respect to the Enbridge Shares is pending or, to the knowledge of Enbridge, threatened. To the knowledge of Enbridge, none of its officers or directors are subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public entity or of an entity listed on a particular stock exchange. The documents and information comprising the Enbridge Public Record did not at the respective times they were filed with the relevant Securities Authorities, contain any misrepresentation, unless such document or information was subsequently corrected or superseded in the Enbridge Public Record prior to the date hereof. Enbridge has not filed any confidential material change report that, as of the date hereof, remains confidential.

(n)

To the knowledge of Enbridge, no “related party” of Enbridge (within the meaning of MI 61-101) will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement or pursuant to any “connected transaction” (within the meaning of MI 61-101).

(o)	Enbridge is a taxable Canadian corporation for the purposes of the Tax Act and is not a non-resident of Canada for the purposes of the Tax Act.

(p)

As of the date of this Agreement, the authorized capital of Enbridge consists of an unlimited number of Enbridge Shares and an unlimited number of preference shares issuable in series (“Preference Shares”).

(q)

As of the date of this Agreement, there are issued and outstanding: (i) 1,724,340,802 Enbridge Shares; (ii) 5,000,000 Series A Preference Shares; (iii) 18,269,812 Series B Preference Shares; (iv) 1,730,188 Series C Preference Shares; (v) 18,000,000 Series D Preference Shares; (vi) 20,000,000 Series F Preference Shares; (vii) 14,000,000 Series H Preference Shares; (viii) 8,000,000 Series J Preference Shares; (ix) 16,000,000 Series L Preference Shares; (x) 18,000,000 Series N Preference Shares; (xi) 16,000,000 Series P Preference Shares; (xii) 16,000,000 Series R Preference Shares; (xiii) 16,000,000 Series 1 Preference Shares; (xiv) 24,000,000 Series 3 Preference Shares; (xv) 8,000,000 Series 5 Preference Shares; (xvi) 10,000,000 Series 7 Preference Shares; (xvii) 11,000,000 Series 9 Preference Shares; (xviii) 20,000,000 Series 11 Preference Shares; (xix) 14,000,000 Series 13 Preference Shares; (xx) 11,000,000 Series 15 Preference Shares; (xxi) 30,000,000 Series 17 Preference Shares; and (xxii) 20,000,000 Series 19 Preference Shares.

(r)

Except for the Enbridge Shares and the Preference Shares described in Subsection 4.1(q), there are currently no other shares of any class or series in the capital of Enbridge outstanding. Except for: (i) 35,741,815 options to purchase Enbridge Shares (“Options”) issued and outstanding pursuant to Enbridge’s incentive stock option plan; (ii) 2,612,153 Options issued and outstanding pursuant to Enbridge’s performance stock option plan; (iii) 1,526,587 Enbridge Shares issuable in connection with the awards outstanding under the Amended and Restated Spectra Energy 2007 Long-Term Incentive Plan assumed by Enbridge on February 27, 2017 (the “Spectra Awards”); (iv) the Enbridge Shareholder Rights Plan and the rights issued thereunder in respect of each issued and outstanding Enbridge Share (the “Enbridge SRPs”); and (v) Enbridge Shares issuable pursuant to the Other Enbridge Transactions, there are no options, warrants, convertible securities or other rights, shareholder rights plans, agreements or commitments of any character whatsoever (pre-emptive, contingent or otherwise) requiring or which may require the issuance, sale or transfer by Enbridge of any securities of Enbridge (including Enbridge Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to subscribe for or acquire, any securities of or other equity or voting interests in Enbridge (including Enbridge Shares).

(s)

All outstanding Enbridge Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Enbridge Shares issuable pursuant to the Options, the Spectra Awards, the Enbridge SRPs and the Other Enbridge Transactions described in Subsection 4.1(r) have been, or will be, duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. Other than the Enbridge Shares, there are no securities of Enbridge outstanding which have the right to vote generally with Enbridge shareholders on any matter.

4.2	Representations and Warranties of ENF

ENF hereby makes the representations and warranties set forth in this Section 4.2 to and in favour of Enbridge and acknowledges that Enbridge is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a)

ENF is a corporation duly organized and validly subsisting under the Applicable Laws of its jurisdiction of incorporation and ENF has the requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

(b)

ENF is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, operated, licensed or otherwise held, or the nature of its activities make such registration necessary under Applicable Laws, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on ENF.

(c)

ENF has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by ENF of the transactions contemplated by this Agreement have been duly authorized by the ENF Board, other than approval by the ENF Shareholders of the Arrangement Resolution in the manner required by the Interim Order and Applicable Law and approval by the Court, and no other corporate proceedings on the part of ENF are or shall be necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by ENF and constitutes a legal, valid and binding obligation of ENF enforceable against ENF in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity.

(d)

Subject to the approval of the ENF Shareholders of the Arrangement Resolution, the issuance of the Interim Order and the Final Order by the Court and receipt of Regulatory Approvals, neither the execution and delivery of this Agreement by ENF, the consummation by ENF of the Arrangement nor compliance by ENF with any of the provisions hereof will:

(i)

except as previously disclosed in writing to Enbridge, require any consent or other actions by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which ENF or any of its subsidiaries is entitled under any provision of any material contract or any material Authorization to which ENF or any of its subsidiaries is a party or by which ENF or any of its subsidiaries is bound;

(ii)	result in the creation or imposition of any Lien upon any of the properties or assets of ENF or its subsidiaries;

(iii)	contravene, conflict with, or result in any violation or breach of the articles, bylaws or other constating documents of ENF or any of its subsidiaries; or

(iv)	violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule, regulation or Applicable Law applicable to ENF or any of its subsidiaries,

except, in the case of clauses (i), (ii) and (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on ENF.

(e)	ENF has sufficient funds available to pay the amount which may be required pursuant to Section 6.1 of this Agreement.

(f)

Other than in connection with or in compliance with the provisions of Applicable Laws in relation to the completion of the Arrangement including receipt of Regulatory Approvals or which are required to be fulfilled post-Arrangement, there is no legal impediment to ENF’s consummation of the transactions contemplated by this Agreement.

(g)

The execution, delivery and performance by ENF of its obligations under this Agreement and the consummation of the Arrangement do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Authority by ENF other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Registrar under the ABCA; (iv) filings with the Securities Authorities; (v) the Regulatory Approvals; (vi) the TSX; (vii) approval of the Arrangement Resolution; and (viii) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Authority which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of ENF to consummate the Arrangement.

(h)

To the knowledge of ENF, no “related party” of ENF (within the meaning of MI 61-101) will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement or pursuant to any “connected transaction” (within the meaning of MI 61-101).

(i)

All information in the Circular pertaining to ENF (other than in respect of the Enbridge Information, in respect of which ENF makes no representation or warranty) shall, as of the respective dates of such information, be true and complete in all material respects and shall not contain any misrepresentation or omit to state any material fact required to be stated.

(j)

There are no Proceedings pending or, to the knowledge of ENF, threatened, against ENF, any of its subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ENF.

(k)

ENF is a “reporting issuer” in each of the provinces of Canada and is in material compliance with all Applicable Canadian Securities Laws therein and the ENF Shares are listed and posted for trading on the TSX. ENF is not in material default of any material requirements of any Applicable Canadian Securities Laws or any rules or regulations of, or agreement with, the TSX. No delisting, suspension of trading in or cease trading order with respect to the ENF Shares is pending or, to the knowledge of ENF, threatened. To the knowledge of ENF , none of its officers or directors are subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public entity or of an entity listed on a particular stock exchange. The documents and information comprising the ENF Public Record did not at the respective times they were filed with the relevant Securities Authorities, contain any misrepresentation, unless such document or information was subsequently corrected or superseded in the ENF Public Record prior to the date hereof. ENF has not filed any confidential material change report that, as of the date hereof, remains confidential.

(l)

As of the date of this Agreement, the authorized capital of ENF consists of an unlimited number of ENF Shares, first preferred shares in the capital of ENF, issuable in series and limited to one-half of the number of ENF Shares issued and outstanding at the relevant time, and one special voting share in the capital of ENF (“Special Voting Share”).

(m)	As of the date of this Agreement, there are issued and outstanding: (i) 176,406,621 ENF Shares; and (ii) one Special Voting Share.

(n)

Except for the ENF Shares and the Special Voting Share described in Subsection 4.2(m), there are no other shares of any class or series in the capital of ENF outstanding. Except for: (i) 248,899,004 ordinary units of Enbridge Income Fund, 87,665,750 preferred units of Enbridge Commercial Trust, nil Class B Units of Enbridge Commercial Trust and 442,923,363 Class C Units of Enbridge Income Partners LP, each convertible into ENF Shares on a one-for-one basis in accordance with their terms (the “Exchangeable Securities”); (ii) the ENF Shareholder Rights Plan and the rights issued thereunder in respect of each issued and outstanding ENF Share (the “ENF SRPs”); and (iii) a dividend reinvestment share purchase plan applicable to holders of ENF Shares (the “DRIP”), there are no options, warrants, convertible securities or other rights, shareholder rights plans, agreements or commitments of any character whatsoever (pre-emptive, contingent or otherwise) requiring or which may require the issuance, sale or transfer by ENF of any of securities of ENF (including ENF Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to subscribe for or acquire, any securities of or other equity or voting interests in ENF (including ENF Shares).

(o)

All outstanding ENF Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the ENF Shares issuable pursuant to the Exchangeable Securities, ENF SRPs and the DRIP described in Subsection 4.2(n) have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. Other than the ENF Shares and Enbridge’s right to vote its one Special Voting Share in respect of certain matters, there are no securities of ENF outstanding which have the right to vote generally with ENF Shareholders on any matter.

(p)	ENF is not a non-resident of Canada for the purposes of the Tax Act.

4.3	Privacy Issues

(a)

For the purposes of this Section 4.3, “Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as a representative of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its representatives or agents (for purposes of this Section 4.3, “Recipient”) by or on behalf of the other Party (for purposes of this Section 4.3, “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

(b)

Each Disclosing Party covenants and agrees to, upon request, use its reasonable commercial efforts to advise the Recipient of the purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and the additional purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to such use or disclosure.

(c)	In addition to its other obligations hereunder, Recipient covenants and agrees to:

(i)

prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(ii)	after the completion of the transactions contemplated herein,

(A)

collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (a) the Disclosing Party or Recipient has first notified such individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to such additional purpose, or (b) such use or disclosure is permitted or authorized by Applicable Law, without notice to, or consent from, such individual; and

(B)

where required by Applicable Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient;

(iii)

return or destroy the Transferred Information, at the option of the Disclosing Party, and to not thereafter use or disclose any of the Transferred Information, should the transactions contemplated herein not be completed; and

(iv)

notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Applicable Law, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Applicable Laws.

ARTICLE 5

CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, on or before the Effective Time, of the following conditions, any of which may be waived in whole or in part by the mutual written consent of such Parties without prejudice to their right to rely on any other of such conditions:

(a)

the Interim Order shall have been obtained in form and substance satisfactory to the Parties, each acting reasonably, and such Interim Order shall not have been set aside or modified in a manner unacceptable to the Parties, each acting reasonably, on appeal or otherwise;

(b)

the Arrangement Resolution shall have been approved and adopted by the ENF Shareholders at the ENF Meeting in accordance with the requirements of the Interim Order and in form and substance satisfactory to the Parties, each acting reasonably;

(c)

the Final Order shall have been obtained in form and substance satisfactory to the Parties, each acting reasonably, and such Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, each acting reasonably, on appeal or otherwise;

(d)

the Articles of Arrangement shall have been filed with the Registrar under the ABCA in accordance with this Agreement and shall be in form and substance satisfactory to the Parties, each acting reasonably;

(e)	the Effective Date shall have occurred on or before the Outside Date;

(f)	all Regulatory Approvals shall have been obtained on terms and conditions satisfactory to the Parties, each acting reasonably;

(g)	the Enbridge Shares to be issued to the holders of ENF Shares pursuant to this Agreement shall have been authorized for listing on the NYSE and the TSX;

(h)

in addition to the approvals contemplated in Subsection 5.1(f), all other third party waivers or approvals required in connection with the consummation of the Arrangement shall have been provided or obtained on terms and conditions acceptable to the Parties, acting reasonably; and

(i)

no Governmental Authority shall have enacted, issued, promulgated, applied for (or advised any of the Parties in writing that it has determined to make such application), enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that makes illegal, restrains, enjoins or otherwise prohibits consummation of, or dissolves the Arrangement or the other transactions contemplated by this Agreement.

5.2	Additional Conditions to Obligations of Enbridge

The obligation of Enbridge to complete the Arrangement is subject to the satisfaction, on or before the Effective Time, of the following conditions, which conditions are for the exclusive benefit of Enbridge and may only be waived, in whole or in part, by Enbridge in its sole discretion:

(a)

all covenants of ENF under this Agreement to be performed on or before the Effective Time (without giving effect to, applying or taking into consideration any Material Adverse Effect, Material Adverse Change or other materiality qualifications already contained in such covenants) shall have been duly performed by ENF in all material respects; and Enbridge shall have received a certificate of ENF addressed to Enbridge dated the Effective Time, signed on behalf of ENF by two senior executive officers of ENF (on ENF’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)

the representations and warranties of ENF set forth in this Agreement were true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time (except for representations and warranties as of a specified date, the accuracy of which shall be determined as of that specified date), except to the extent that the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), and Enbridge shall have received a certificate of ENF addressed to Enbridge and dated the Effective Time, signed on behalf of ENF by two senior executive officers of ENF (on ENF’s behalf and without personal liability), confirming the above as at the Effective Time;

(c)	ENF shall have furnished Enbridge with:

(i)	certified copies of the resolutions duly passed by the ENF Board approving this Agreement and the consummation of the transactions contemplated by this Agreement; and

(ii)	a certified copy of the Arrangement Resolution duly passed by the ENF Shareholders;

(d)	no Material Adverse Change in respect of ENF shall have occurred after the date hereof;

(e)

no claims, actions, enquiries, applications, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations (whether, for greater certainty, by a Governmental Authority or any other Person) shall be commenced, pending or threatened and no Applicable Law shall have been proposed, enacted, promulgated or applied, in either case:

(i)

seeking to cease trade, restrict, enjoin, prohibit, materially delay or impose material conditions on the Arrangement or the transactions contemplated therein or herein or any of the material terms and conditions of any transaction contemplated by this Agreement or seeking to obtain from ENF any material damages directly or indirectly in connection with the Arrangement;

(ii)

seeking to cease trade, restrict, enjoin, prohibit, materially delay or impose material conditions on the rights of Enbridge to own, hold or exercise full rights of ownership over the ENF Shares upon the completion of the Arrangement or conduct the business conducted by ENF;

(iii)	seeking to prohibit or restrict the completion of the Arrangement in accordance with the terms hereof or otherwise relating to the Arrangement;

(iv)

seeking to prohibit or limit the ownership or operation by ENF, Enbridge or any of their respective affiliates of any material portion of the business or assets of ENF or to compel Enbridge or any of its affiliates to dispose or divest of or hold separate any material portion of the business or assets of ENF; or

(v)	seeking to prohibit Enbridge or any of its affiliates from effectively controlling in any material respect the business or operations of ENF,

that would, if successful, in the judgment of Enbridge, be reasonably likely to have a Material Adverse Effect in respect of ENF;

(f)	holders of not more than 10% of the issued and outstanding ENF Shares shall have exercised Dissent Rights in relation to the Arrangement; and

(g)	ENF shall have delivered a mutual release, in form and substance satisfactory to Enbridge, duly executed by each director and officer of ENF as requested by Enbridge.

5.3	Additional Conditions to Obligations of ENF

The obligation of ENF to complete the Arrangement is subject to the satisfaction, on or before the Effective Time, of the following conditions, which conditions are for the exclusive benefit of ENF and may only be waived, in whole or in part, by ENF in its sole discretion:

(a)	all covenants of Enbridge under this Agreement to be performed on or before the Effective Time (without giving effect to, applying or taking into consideration any Material

Adverse Effect, Material Adverse Change or other materiality qualifications already contained in such covenants) shall have been duly performed by Enbridge in all material respects; and ENF shall have received a certificate of Enbridge addressed to ENF dated the Effective Time, signed on behalf of Enbridge by two senior executive officers of Enbridge (on Enbridge’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)

the representations and warranties of Enbridge set forth in this Agreement were true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time (except for representations and warranties as of a specified date, the accuracy of which shall be determined as of that specified date), except to the extent that the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), and ENF shall have received a certificate of Enbridge addressed to ENF and dated the Effective Time, signed on behalf of Enbridge by two senior executive officers of Enbridge (on Enbridge’s behalf and without personal liability), confirming the above as at the Effective Time;

(c)

Enbridge shall have furnished ENF with certified copies of the resolutions duly passed by the Enbridge Board approving this Agreement and the consummation of the transactions contemplated by this Agreement;

(d)

Enbridge shall have deposited or caused to be deposited in escrow with the Depositary the aggregate Cash Consideration that will be payable to the ENF Shareholders under the Arrangement in accordance with Section 2.13, and ENF shall have received written confirmation of the receipt of such funds by the Depositary; and

(e)	no Material Adverse Change in respect of Enbridge shall have occurred after the date hereof.

5.4	Notice and Effect of Failure to Comply with Conditions

(a)	Each Party shall give prompt notice to the other of the occurrence, or failure to occur of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to or at the Effective Time.

(b)

Enbridge may not exercise its right to terminate this Agreement pursuant to Subsection 8.2(c)(ii), and ENF may not exercise its right to terminate this Agreement pursuant to Subsection 8.2(d)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (the “Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for the termination right. If any such Termination Notice is delivered, provided that the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (it being agreed that matters arising out of any fraudulent act or an act undertaken by the Breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement, are not capable of being cured), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the ENF Meeting, unless the Parties agree otherwise, ENF shall postpone or adjourn the ENF Meeting to the earlier of (a) three Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

(c)

Notwithstanding anything else contained herein, Enbridge shall not be entitled to exercise any right under this Agreement or claim a remedy available to it hereunder as a result of, or in relation to, Enbridge Management Services Inc. failing to take any action required by it in its capacity as the manager pursuant to the Management and Administrative Services Agreement dated December 17, 2010 between ENF and Enbridge Management Services Inc.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, Articles of Arrangement are filed under the ABCA to give effect to the Arrangement.

ARTICLE 6

AGREEMENT AS TO DAMAGES

6.1	Enbridge Damages

If at any time after the execution of this Agreement this Agreement is terminated:

(a)	by Enbridge pursuant to Subsection 8.2(c)(i), 8.2(c)(ii) or 8.2(c)(iii);

(b)

by ENF or Enbridge pursuant to Subsection 8.2(b)(i) or Subsection 8.2(b)(ii), but prior to such termination an Acquisition Proposal shall have been announced, made or otherwise publicly disclosed (and not withdrawn) prior to the date proposed for the ENF Meeting and the ENF Shareholders do not approve the Arrangement or the Arrangement is not submitted for their approval, and thereafter ENF shall have entered into or become party to a contract with respect to any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above) within nine months of the date of such termination by ENF or Enbridge; or

(c)	by ENF pursuant to Subsection 8.2(d)(ii),

(each of the above being an “Enbridge Damages Event”), ENF shall pay to Enbridge $165,000,000 (the “Enbridge Damages Fee”) as liquidated damages in immediately available funds to an account designated by Enbridge, with the Enbridge Damages Fee to be paid (i) in the case of Subsection 6.1(a), within two Business Days of termination, (ii) in the case of

Subsection 6.1(b), on the date on which the Acquisition Proposal (as it may be modified or amended) is consummated (whether occurring during such nine month period or thereafter, and (iii) in the case of Subsection 6.1(c), in accordance with Subsection 3.4(d). Following an Enbridge Damages Event, but prior to payment of the Enbridge Damages Fee as required, ENF shall be deemed to hold such funds in trust for Enbridge. ENF shall only be obligated to pay the Enbridge Damages Fee once pursuant to this Section 6.1. For the purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

6.2	ENF Damages

If, at any time after the execution of this Agreement but prior to the termination of this Agreement, ENF shall have terminated this Agreement pursuant to Subsection 8.2(d)(i) (the “ENF Damages Event”), Enbridge shall pay to ENF $165,000,000 (the “ENF Damages Fee”) as liquidated damages in immediately available funds to an account designated by ENF within two Business Days of such termination. Following an ENF Damages Event, but prior to payment of the ENF Damages Fee as required, Enbridge shall be deemed to hold such funds in trust for ENF. Enbridge shall only be obligated to pay the ENF Damages Fee once pursuant to this Section 6.2.

6.3	Injunctive Relief and Remedies

Each Party agrees that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other Party in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek injunctive relief to restrain any breach or threatened breach by the other Party of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith, this being in addition to any other remedy to which such Party may be entitled at law or in equity. Each of the Parties acknowledges that the agreements contained in Sections 6.1 and 6.2 are an integral part of the transaction contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement; and further that the payment of the Enbridge Damages Fee in the circumstances set out in Section 6.1 and the payment of the ENF Damages Fee in the circumstances set out in Section 6.2 is a payment of liquidated damages which is a genuine pre-estimate of the damages which Enbridge or ENF, as applicable, shall suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and is not a penalty. ENF and Enbridge, as applicable, irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, ENF agrees that its right to receive the ENF Damages Fee and Enbridge agrees that its right to receive the Enbridge Damages Fee, each in the manner provided in this Article 6, is such Party’s sole and exclusive remedy against the other Party in respect of the event(s) giving rise to such payment, as applicable; provided that, this limitation shall not apply to a Party in the event of fraud or willful breach of this Agreement by the other Party.

ARTICLE 7

AMENDMENT

7.1	Amendment

This Agreement may, at any time and from time to time, before or after the holding of the ENF Meeting but not later than the Effective Time, be amended by written agreement of the Parties, subject to the Interim Order, the Final Order and Applicable Laws, without further notice to or authorization on the part of the ENF Shareholders, provided that no such amendment reduces or adversely affects the consideration to be received by an ENF Shareholder without approval by the ENF Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

7.2	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

ARTICLE 8

TERMINATION

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of the Parties;

(b)	by either Party:

(i)

if the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this clause shall not be available to any Party whose failure to fulfill any of its obligations in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or prior to the Outside Date;

(ii)	if the Arrangement Resolution is not approved by the ENF Shareholders at the ENF Meeting (or any adjournment or postponement thereof) in accordance with the Interim Order; or

(iii)

if any Applicable Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Applicable Law has become final and non-appealable;

(c)	by Enbridge:

(i)	if:

(A)	the ENF Board shall have failed to publicly recommend this Agreement or the Arrangement in the manner contemplated by Section 2.5;

(B)	the ENF Board shall have withdrawn or qualified, amended or modified in a manner adverse to Enbridge, the approval or recommendation of the Arrangement by the ENF Board;

(C)

the ENF Board fails to publicly reaffirm its recommendation of this Agreement and the Arrangement within three Business Days after the public announcement of any Acquisition Proposal or within two Business Days after having been requested to do so by Enbridge;

(D)	ENF or the ENF Board accepts, approves, endorses or recommends an Acquisition Proposal; or

(E)	ENF or the ENF Board enters into any agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Subsection 3.4(b)(vi));

(ii)

subject to Section 5.4, if ENF breaches any of its representations or warranties, or fails to perform any covenant or agreement made by it in this Agreement, which breach or breaches would cause any condition set forth in Section 5.1 or Section 5.2 not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 5.4, except that the right to terminate this Agreement under this clause shall not be available to Enbridge if it is then in breach of this Agreement so as to cause, or result in, any condition in Section 5.1 or Section 5.2 not to be satisfied;

(iii)	if ENF breaches any of its covenants or agreements in any material respect in Section 3.4; or

(iv)	if after the date of this Agreement, there occurs a Material Adverse Effect in respect of ENF; or

(d)	by ENF:

(i)

subject to Section 5.4, if Enbridge breaches any of its representations or warranties, or fails to perform any covenant or agreement made by it in this Agreement, which breach or breaches would cause any condition set forth in Section 5.1 or Section 5.3 not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 5.4, except that the right to terminate this Agreement under this clause shall not be available to ENF if it is then in breach of this Agreement so as to cause, or result in, any condition in Section 5.1 or Section 5.3 not to be satisfied; or

(ii)

if the ENF Board accepts, approves or recommends, or ENF enters into any agreement with respect to, a Superior Proposal in compliance with the provisions of Subsection 3.4(d), provided that ENF concurrently will have delivered to Enbridge written confirmation that the ENF Board has accepted, approved or recommended, or ENF has entered into such agreement relating to, such Superior Proposal, and that ENF has previously or concurrently will have paid to Enbridge the Enbridge Damages Fee.

In the event of the termination of this Agreement in the circumstances set out in Section 8.1 or paragraphs (a) through (d) of this Section 8.2, this Agreement shall forthwith become void and of no further force and effect and neither Party (nor any shareholder, director, officer, agent, consultant or representative of such Party) shall have any liability or further obligation to the other hereunder except that: (a) in the event of termination under Section 8.1 as a result of the Effective Time occurring, Section 2.12 shall survive for a period of six years following such termination; and (b) in the event of termination under this Section 8.2, this Section 8.2 and Sections 1.5, 1.11, 3.1(i), 3.2(j), 4.3, 6.1, 6.2, 6.3, 7.2, 9.1, 10.1, 10.2, 10.3, 10.4, 10.6 and 10.7 shall survive termination of this Agreement and each Party’s obligations under the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

Unless otherwise provided herein, the exercise by either Party of any right of termination hereunder shall be without prejudice to any other remedy available to such Party and for greater certainty nothing in this Section 8.2 shall relieve any Party from liability for any breach by it of this Agreement that occurred prior to the date of termination.

ARTICLE 9

NOTICES

9.1	Notices

All notices which may or are required to be given pursuant to any provision of this Agreement are to be given or made in writing and served personally or sent by email transmission and in the case of:

(a) Enbridge, addressed to:

Enbridge Inc.
200, 425 – 1st Street S.W.
Calgary, Alberta T2P 3L8

Attention:	Vice President & Corporate Secretary
E-mail:	corporatesecretary@enbridge.com

with a copy to (which shall not constitute notice):

and to:

McCarthy Tétrault LLP
4000, 421 – 7th Avenue S.W.
Calgary, Alberta T2P 4K9

Attention:	John S. Osler, Q.C.
E-mail:	josler@mccarthy.ca

(b) ENF, addressed to:

Enbridge Income Fund Holdings Inc.
200, 425 – 1st Street S.W.
Calgary, Alberta T2P 3L8

Attention:	Corporate Secretary
E-mail:	emsicorpsec@enbridge.com

with a copy to (which shall not constitute notice):

Norton Rose Fulbright Canada LLP
400 – 3rd Avenue S.W.
Suite 3700
Calgary, Alberta
T2P 4H2

Attention:	Justin Ferrara
Email:	justin.ferrara@nortonrosefulbright.com

or such other address as the Parties may, from time to time, advise to the other Party hereto by notice in writing. Any notice or other communication is deemed to be given and received: (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; (ii) if sent by overnight courier, on the next Business Day; or (iii) if sent by email transmission, shall be deemed to have been received on the Business Day following the sending. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

ARTICLE 10

GENERAL

10.1	Assignment and Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and assigns. This Agreement may not be assigned by Enbridge without the prior written consent of ENF, except that Enbridge may assign all or a portion of its rights under this Agreement to any subsidiary of Enbridge, but no assignment shall relieve Enbridge of any of its obligations hereunder. This Agreement may not be assigned by ENF without the prior written consent of Enbridge.

10.2	Costs

Except as contemplated herein, each Party covenants and agrees to bear its own fees, costs and expenses in connection with the transactions contemplated by this Agreement and the

Arrangement. For greater certainty, Enbridge and ENF shall pay one-half of the applicable filing fee for the request for the ARC under section 102 of the Competition Act contemplated by Subsection 3.3(c).

10.3	Severability

If any term or provision of this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining terms and provisions contained herein shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.4	Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and things, and execute and deliver all such further documents and instruments and provide all such further assurances as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.5	Time of Essence

Time shall be of the essence of this Agreement.

10.6	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the Parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.

10.7	Third Party Beneficiaries

The provisions of Sections 2.12, 3.1(i) and 3.2(j) are: (i) intended for the benefit of the third Persons mentioned therein, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his heirs, executors, administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Enbridge shall hold the rights and benefits of Sections 2.12 and 3.1(i) and ENF shall hold the rights and benefits of Subsection 3.2(j) in trust for and on behalf of the Third Party Beneficiaries, as applicable, and each of Enbridge and ENF hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the applicable Third Party Beneficiaries; and (ii) are in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise.

10.8	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument. The Parties shall be entitled to rely upon the delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic document shall be legally effective to create a valid and binding agreement between the Parties.

10.9	Survival

The representations and warranties contained herein shall terminate on, and may not be relied upon, by either Party after the Effective Time.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

ENBRIDGE INC.

Per:	/s/ Al Monaco
	Name:	Al Monaco
	Title:	President and Chief Executive Officer

Per:	/s/ Tyler W. Robinson
	Name:	Tyler W. Robinson
	Title:	Vice President and Corporate Secretary

ENBRIDGE INCOME FUND HOLDINGS INC.

Per:	/s/ Brian Frank
	Name:	Brian Frank
	Title:	Chair, Special Committee and Director

Per:	/s/ Laura A. Cillis
	Name:	Laura A. Cillis
	Title:	Director

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 193

OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta);

“Applicable Laws” in the context that refers to one or more Persons, means any domestic or foreign, national, federal, state, provincial, municipal, regional or local law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority, that is binding upon or applicable to such Person or Persons or its business or their business, undertaking, property or securities and, to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority;

“Arrangement” means the arrangement pursuant to section 193 of the ABCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of the Arrangement Agreement or Article 6 or made at the direction of the Court in the Final Order (provided that such amendments or variations are acceptable to both ENF and Enbridge, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated September 17, 2018 between Enbridge and ENF with respect to the Arrangement (including the schedules thereto) as supplemented, modified or amended from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered by the ENF Shareholders at the ENF Meeting;

“Articles of Arrangement” means the articles of arrangement of ENF in respect of the Arrangement required by section 193(10) of the ABCA to be sent to the Registrar after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in form and substance satisfactory to each of the Parties, acting reasonably;

“Business Day” means any day other than Saturday, Sunday or a statutory holiday in the Province of Alberta;

“Cash Consideration” means a cash payment equal to the greater of (i) $0.45 plus the Enbridge Dividend Adjustment and less the ENF Dividend Adjustment; and (ii) $0.45;

“Cash Consideration ENF Share” means a fraction of an ENF Share held by an ENF Shareholder equal to the quotient obtained when (x) the Cash Consideration is divided by (y) the aggregate of the Cash Consideration and $32.85;

“Certificate” means the Certificate of Arrangement or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA in respect of the Articles of Arrangement;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means such Person as may be appointed by Enbridge with the approval of ENF, acting reasonably, for the purpose of receiving deposits of certificates formerly representing ENF Shares in connection with the Arrangement;

“Dissent Rights” has the meaning set forth in Section 3.1 of this Plan of Arrangement;

“Dissenting Shareholder” means a registered ENF Shareholder who has duly and validly exercised its Dissent Rights in accordance with Section 3.1 of this Plan of Arrangement, and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means the time at which the Arrangement becomes effective on the Effective Date pursuant to the ABCA;

“Election Deadline” means 5:00 p.m. (Calgary time) on the date of the ENF Meeting or, if the ENF Meeting is adjourned, such time on the Business Day of such adjourned meeting if the Effective Date is to be more than two Business Days following the date of the ENF Meeting or such time on the Business Day immediately prior to the date of such adjourned meeting if the Effective Date is to occur within two Business Days of the date of the ENF Meeting;

“Eligible Holder” means a beneficial holder of ENF Shares that, immediately prior to the Effective Time, is: (i) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (ii) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act;

“Enbridge” means Enbridge Inc., a corporation existing under the laws of Canada;

“Enbridge Dividend Adjustment” means an amount calculated by multiplying: (i) the sum of the amount of the dividends per Enbridge Share declared by Enbridge in respect of which the record date for such dividend has occurred during the period commencing on the date of the Agreement and ending on the date immediately prior to the Effective Date; by (ii) the Exchange Ratio;

“Enbridge Shares” means common shares in the capital of Enbridge;

“ENF” means Enbridge Income Fund Holdings Inc., a corporation existing under the laws of the Province of Alberta;

“ENF Dividend Adjustment” means the sum of the amount of the dividends per ENF Share declared by ENF in respect of which the record date for such dividend has occurred during the period commencing on November 30, 2018 and ending on the Effective Date;

“ENF Electing Shareholder” means an ENF Shareholder who is an Eligible Holder and who elects, in a Filed Letter of Transmittal, to transfer all (but not less than all) of the ENF Shares held by such ENF Shareholder to Enbridge in consideration for the Cash Consideration and Enbridge Shares in accordance with Subsection 2.2(c);

“ENF Meeting” means the special meeting of ENF Shareholders to consider, among other things, the Arrangement Resolution and related matters, and any adjournments or postponements thereof;

“ENF Shareholder Rights Plan” means ENF’s shareholder rights plan dated as of December 17, 2010, as amended and restated effective May 5, 2014 and May 11, 2017;

“ENF Shareholders” means the holders from time to time of ENF Shares;

“ENF Shares” means common shares in the capital of ENF;

“ENF SRPs” means the rights issued pursuant to the ENF Shareholder Rights Plan;

“Exchange Ratio” means 0.7350 of an Enbridge Share for each ENF Share;

“Filed Letter of Transmittal” means a duly completed Letter of Transmittal and Election Form deposited with the Depositary on or before the Election Deadline;

“Final Order” means a final order of the Court in respect of the Arrangement pursuant to paragraph 193(9)(a) of the ABCA, as such order may be amended by the Court at any time prior to the Effective Date, provided that such amendment is acceptable to both ENF and Enbridge, each acting reasonably, or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal, provided that such amendment is acceptable to both ENF and Enbridge, each acting reasonably;

“Governmental	Authority” means:

(a)

any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign;

(b)	any subdivision, agency, agent or authority of any of the foregoing; or

(c)

any quasi-governmental or private body, including any tribunal, commission, regulatory agency, stock exchange or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing including, for greater certainty, the Securities Authorities, the TSX and the NYSE;

“Interim Order” means an interim order of the Court pursuant to subsection 193(4) of the ABCA in respect of the Arrangement, as such order may be affirmed, amended or modified (provided that such amendments or modifications are acceptable to both ENF and Enbridge, each acting reasonably) by the Court;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form sent to ENF Shareholders in connection with the Arrangement;

“NYSE” means the New York Stock Exchange;

“Parties” means Enbridge and ENF; and “Party” means either one of them;

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with the Arrangement Agreement or Article 6 hereof or made at the direction of the Court in the Final Order provided that such amendments or variations are acceptable to both ENF and Enbridge, each acting reasonably;

“Registrar” means the Registrar of Corporations for the Province of Alberta duly appointed under section 263 of the ABCA;

“Securities Authorities” means, collectively, the securities commissions or similar securities regulatory authorities in each of the provinces of Canada;

“Share Consideration ENF Share” means the fraction of an ENF Share equal to 1 minus the Cash Consideration ENF Share;

“Tax Act” means the Income Tax Act (Canada) and all regulations promulgated thereunder from time to time; and

“TSX” means the Toronto Stock Exchange.

1.2	Sections and Headings

The division of this Plan of Arrangement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and subsections are to articles, sections and subsections of this Plan of Arrangement.

1.3	Number, Gender and Persons

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing Persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities, and other entities.

1.4	Statutory References

References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.5	Date for Any Action

In the event that the date on which any action is required to be taken hereunder by either of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement Agreement and Effect of Arrangement

This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement. This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective and be binding on ENF, Enbridge and all registered and beneficial ENF Shareholders (including Dissenting Shareholders), all without any further act or formality required on the part of any Person.

2.2	Arrangement

Commencing at the Effective Time, each of the events and transactions set out below shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)

notwithstanding the terms of the ENF Shareholder Rights Plan and any agreements related thereto, the ENF Shareholder Rights Plan shall terminate and cease to have any further force or effect and the ENF SRPs shall be cancelled without any payment in respect thereof and ENF shall have no liabilities or obligations under the ENF Shareholder Rights Plan, the ENF SRPs or any agreement related thereto;

(b)

the ENF Shares held by Dissenting Shareholders shall be deemed to be, without any further act or formality by the holders thereof, transferred to Enbridge (free and clear of all liens, claims and encumbrances) in consideration for a debt claim against Enbridge for the amount determined in accordance with Section 3.1 hereof; and

(i)

such Dissenting Shareholders shall cease to be the holders of such ENF Shares and to have any rights as holders of such ENF Shares other than the right to be paid fair value for such ENF Shares as set out in Section 3.1;

(ii)	such Dissenting Shareholders’ names shall be removed as the holders of such ENF Shares from the registers of ENF Shares maintained by or on behalf of ENF; and

(iii)

Enbridge shall be deemed to be the transferee of such ENF Shares (free and clear of all liens, claims and encumbrances) and shall be entered into the registers of ENF Shares maintained by or on behalf of ENF;

(c)	all of the ENF Shares held by each ENF Electing Shareholder who so elects in a Filed Letter of Transmittal with respect to such ENF Shares shall be and shall be deemed to be, without any further action by or on behalf of the ENF Electing Shareholder, transferred by the ENF Electing Shareholder to Enbridge (free and clear of all liens, claims and encumbrances) and each ENF Electing Shareholder whose ENF Shares are so transferred shall be entitled to receive, subject to Section 2.3, from Enbridge, for each ENF Share so transferred, 0.7350 of an Enbridge Share and a cash payment equal to the Cash Consideration; and

(i)

each ENF Electing Shareholder shall cease to be the holder of, and to have any rights as holders of, such ENF Shares other than the right to receive, for each ENF Share, 0.7350 of an Enbridge Share and to be paid the Cash Consideration in accordance with this Plan of Arrangement;

(ii)	the name of such ENF Electing Shareholder shall be removed from the register of ENF Shares maintained by or on behalf of ENF;

(iii)

Enbridge shall be deemed to be the transferee of such ENF Shares (free and clear of all liens, claims and encumbrances) and shall be entered into the register of the ENF Shares maintained by or on behalf of ENF; and

(iv)

Enbridge shall allot and issue to such ENF Electing Shareholder 0.7350 of a fully paid and non-assessable Enbridge Share in respect of each ENF Share so transferred by such ENF Electing Shareholder on the basis set forth in this Subsection 2.2(c) and the name of such ENF Electing Shareholder shall be added to the register of the holders of Enbridge Shares on the Effective Date;

(d)

a fraction of each ENF Share held by an ENF Shareholder (other than Enbridge and other than Dissenting Shareholders and ENF Electing Shareholders) that is equal to the Cash Consideration ENF Share shall be and shall be deemed to be, without any further action by or on behalf of the ENF Shareholder, transferred to Enbridge (free and clear of all liens, claims and encumbrances) and each ENF Shareholder whose Cash Consideration ENF Shares are so transferred shall be entitled to receive from Enbridge, for each Cash Consideration ENF Share so transferred, a cash payment equal to the Cash Consideration; and

(i)

the holders of such Cash Consideration ENF Shares shall cease to be the holders thereof and to have any rights as holders of the Cash Consideration ENF Shares other than the right to be paid the Cash Consideration for each Cash Consideration ENF Share in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall, in respect of such Cash Consideration ENF Shares, be removed from the register of ENF Shares maintained by or on behalf of ENF;

(iii)

Enbridge shall be deemed to be the transferee of such Cash Consideration ENF Shares (free and clear of all liens, claims and encumbrances) and shall, in respect of such Cash Consideration ENF Shares, be entered into the register of the ENF Shares maintained by or on behalf of ENF; and

(e)

a fraction of each ENF Share held by an ENF Shareholder (other than Enbridge and other than Dissenting Shareholders and ENF Electing Shareholders) that is equal to the Share Consideration ENF Share shall be and shall be deemed to be, without any further action by or on behalf of the ENF Shareholder, transferred to Enbridge (free and clear of all liens, claims and encumbrances) and each ENF Shareholder whose Share Consideration ENF Shares are so transferred shall be entitled to receive, receive, subject to Section 2.3, from Enbridge, for each Share Consideration ENF Share so transferred, 0.7350 of an Enbridge Share; and

(i)

the holders of such Share Consideration ENF Shares shall cease to be the holders thereof and to have any rights as holders of such Share Consideration ENF Shares other than the right to receive 0.7350 of an Enbridge Share for each Share Consideration ENF Share in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall, in respect of the Share Consideration ENF Shares, be removed from the register of ENF Shares maintained by or on behalf of ENF;

(iii)

Enbridge shall be deemed to be the transferee of such Cash Consideration ENF Shares (free and clear of all liens, claims and encumbrances) and shall, in respect of such Share Consideration ENF Shares, be entered into the register of the ENF Shares maintained by or on behalf of ENF; and

(iv)

Enbridge shall allot and issue to such holder 0.7350 of a fully paid and non-assessable Enbridge Share in respect of each Share Consideration ENF Share so transferred by such holder on the basis set forth in this Subsection 2.2(e) and the name of such holder shall be added to the register of the holders of Enbridge Shares on the Effective Date.

2.3	Fractional Shares

Notwithstanding anything contained herein, no fractional Enbridge Shares will be issued under this Plan of Arrangement. Where the aggregate number of Enbridge Shares issuable to a former registered ENF Shareholder pursuant to Subsection 2.2(c) or Subsection 2.2(e) would result in a fraction of an Enbridge Share being issuable, such former ENF Shareholder shall receive, in lieu of such fractional share, the nearest whole number of Enbridge Shares, as applicable. For greater certainty where such fractional interest is greater than or equal to 0.5, the number of Enbridge Shares to be issued will be rounded up to the nearest whole number and where such fractional interest is less than 0.5, the number of Enbridge Shares to be issued will be rounded down to the nearest whole number. In calculating such fractional interests, all former ENF Shares registered in the name of such former ENF Shareholder shall be aggregated without regard to any underlying beneficial ownership of such former ENF Shares.

2.4	U.S. Securities Act Exemption

Notwithstanding any provision herein to the contrary, Enbridge and ENF agree that this Plan of Arrangement will be carried out with the intention that all the Persons to whom the Enbridge Shares are issued on completion of this Plan of Arrangement will be issued by Enbridge in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as provided by section 3(a)(10) thereof and pursuant to exemptions from registration under any Applicable U.S. Securities Laws.

2.5	Income Tax Election

An ENF Electing Shareholder shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership, (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of its ENF Shares to Enbridge and receipt of the Enbridge Shares and Cash Consideration by providing two signed copies of the necessary prescribed election form(s) to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of ENF Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax law), the forms will be signed by Enbridge and returned to such ENF Electing Shareholder within 60 days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such ENF Electing Shareholder. Enbridge will not be responsible for the proper completion of any election form and, except for Enbridge’s obligation to return (within 60 days after the receipt thereof by the Depositary) duly completed election forms which are received by the Depositary within 90 days of the Effective Date, Enbridge will not be responsible for any taxes, interest or penalties resulting from the failure by an ENF Electing Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, Enbridge may choose to sign and return an election form received by the Depositary more than 90 days following the Effective Date, but Enbridge will have no obligation to do so.

ARTICLE 3

DISSENT RIGHTS

3.1    Each registered ENF Shareholder may exercise rights of dissent with respect to the ENF Shares held by such registered ENF Shareholder in connection with the Arrangement pursuant to and in the manner set forth in section 191 of the ABCA, as modified by the Interim Order and this Article 3 (“Dissent Rights”). Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the ENF Shares held by them and in respect of which Dissent Rights have been validly exercised to Enbridge free and clear of all liens, claims and encumbrances, as provided in Subsection 2.2(b) and if they:

(a)

are ultimately entitled to be paid fair value for their ENF Shares shall: (i) be deemed not to have participated in the transactions in Section 2.2 hereof, other than the transaction in Subsection 2.2(b); (ii) be entitled to be paid an amount equal to such fair value by Enbridge; and (iii) not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Dissent Rights in respect of such ENF Shares; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their ENF Shares shall: (i) be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of ENF Shares who is not an ENF Electing Shareholder; and (ii) be entitled to receive only the consideration contemplated in Subsection 2.2(d) and Subsection 2.2(e) that such ENF Shareholders would have received pursuant to the Arrangement if such ENF Shareholders had not exercised Dissent Rights and were not ENF Electing Shareholders, and, notwithstanding the provisions of section 191 of the ABCA, in no event shall Enbridge, ENF or any other Person be required to recognize: (i) any Person who exercises Dissent Rights unless such Person is the registered holder of those ENF Shares in respect of which such rights are sought to be exercised; or (ii) Dissenting Shareholders as holders of ENF Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Subsection 2.2(b), and the names of such Dissenting Shareholders shall be removed from the registers of holders of the ENF Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Subsection 2.2(b) occurs.

3.2    The fair value of the ENF Shares for the purposes of Subsection 3.1(a) shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is approved by the ENF Shareholders.

3.3    For greater certainty, in addition to any other restrictions in section 191 of the ABCA, any Person who has voted (including by way of instructing a proxy holder to vote) their ENF Shares in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights (but only in respect of such ENF Shares). In addition, a Dissenting Shareholder may only exercise Dissent Rights in respect of all, and not less than all, of its ENF Shares or on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

3.4    Notwithstanding subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 191(5) of the ABCA must be received in accordance with the Interim Order by ENF no later than 4:00 p.m. (Calgary time) on the second Business Day immediately preceding the day of the ENF Meeting.

ARTICLE 4

OUTSTANDING CERTIFICATES AND PAYMENT

4.1	Deposit of Cash Consideration and Enbridge Shares

At least two Business Days prior to the Effective Time, Enbridge shall issue and deliver to the Depositary: (i) an irrevocable treasury order authorizing the Depositary, as the registrar and transfer agent for the Enbridge Shares, to issue certificates representing the aggregate number of Enbridge Shares to which the ENF Shareholders are entitled in accordance with the terms of the Arrangement; and (ii) by way of wire transfer, certified cheque or bank draft, an amount equal to the aggregate amount of the Cash Consideration that the ENF Shareholders are entitled to receive in accordance with the terms of the Arrangement.

4.2	Delivery of Enbridge Shares and Cash Consideration by Depositary

Promptly following the Effective Time, upon receipt of the treasury order and the Cash Consideration delivered by Enbridge pursuant to Section 4.1, the Depositary shall cause certificates representing Enbridge Shares and a cheque representing the Cash Consideration which such ENF Shareholder has the right to receive under the Arrangement for such ENF Shares, less any amounts withheld pursuant to Article 5, to be forwarded to those Persons who have deposited with the Depositary the certificates for ENF Shares, a duly completed and signed Letter of Transmittal and Election Form and such documents and instruments as the

Depositary may reasonably require. Such certificates shall, if elected by the ENF Shareholder in the relevant Letter of Transmittal and Election Form, be held for pick-up at the noted offices of the Depositary and, in the absence of such election, shall be forwarded by first class mail, postage pre-paid, to the Person and at the address specified in the relevant Letter of Transmittal and Election Form or, if no address has been specified therein, at the address specified for the particular ENF Shareholder in the register of ENF Shareholders. Certificates mailed pursuant hereto will be deemed to have been delivered at the time of delivery thereof to the post office. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Enbridge or ENF, as applicable.

4.3	Rights of Holders

Until the ENF Shareholder deposits the certificates for ENF Shares, the duly completed and signed Letter of Transmittal and Election Form and the documents and instruments reasonably required by the Depositary in accordance with Section 4.2, each certificate that immediately prior to the Effective Time represented ENF Shares shall be deemed after the Effective Time to represent only the right to receive, upon such deposit, the Enbridge Shares and Cash Consideration to which the former holders of such ENF Shares are entitled under the Arrangement and this Plan of Arrangement or, as to those certificates held by Dissenting Shareholders, other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Subsection 3.1(b), the right to receive the fair value of the ENF Shares represented by such certificates.

4.4	Registration of Enbridge Shares

The Depositary shall register Enbridge Shares in the name of each ENF Shareholder entitled thereto or as otherwise instructed in the Letter of Transmittal and Election Form deposited by such ENF Shareholder as of the Effective Date and shall deliver such Enbridge Shares in accordance with Section 4.2.

4.5	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding ENF Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate the consideration deliverable in accordance with Section 2.2. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to Enbridge, ENF and their respective transfer agents in form and substance satisfactory to Enbridge, ENF and their respective transfer agents, or otherwise indemnify Enbridge, ENF and their respective transfer agents, to the reasonable satisfaction of such parties, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

4.6	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Enbridge Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding ENF Shares unless and until the holder of such certificate shall have complied with the provisions of Section 4.3 or Section 4.5. Subject to Applicable Law, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Enbridge Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Enbridge Shares.

4.7	Termination of Rights

Subject to Applicable Laws relating to unclaimed property, any certificate formerly representing ENF Shares that is not deposited with all other documents as required by this Plan of Arrangement, or any payment made by way of cheque to the Depositary pursuant to this Plan of Arrangement that has been returned to the Depositary or that otherwise remains unclaimed on or before the day prior to the third anniversary of the Effective Date shall cease to represent a right or interest of or a claim by any former ENF Shareholder of any kind or nature against Enbridge. On such date, the Enbridge Shares and Cash Consideration to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled, or the claim to payment hereunder that remains outstanding, as the case may be, shall be deemed to have been surrendered and forfeited to Enbridge, together with all entitlements to dividends or distributions thereon held for such former registered holder, for no consideration, and such shares and rights shall thereupon terminate and be cancelled and the name of the former registered holder shall be removed from the register of holders of such shares.

ARTICLE 5

WITHHOLDINGS

Enbridge, ENF and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any former ENF Shareholder under this Plan of Arrangement, including from any amount payable to any Dissenting Shareholder or any dividend or other distribution payable pursuant to Section 4.6, as the case may be, such amounts as Enbridge, ENF or the Depositary is required to deduct and withhold from such consideration in accordance with the Tax Act, the United States Internal Revenue Code of 1986, or any other provision of any Applicable Laws. Any such amounts will be deducted and withheld from the consideration payable pursuant to this Plan of Arrangement and shall be treated for all purposes as having been paid to the former ENF Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a former ENF Shareholder exceeds the cash component, if any, of the consideration otherwise payable to the holder, Enbridge and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the Enbridge Shares otherwise issuable to the holder as is necessary to provide sufficient funds to Enbridge or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Enbridge or the Depositary shall notify the holder thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and shall remit to such holder any unapplied balance of the proceeds of such sale.

ARTICLE 6

AMENDMENTS

6.1    Enbridge and ENF may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) approved by both Parties; (iii) filed with the Court and, if made following the ENF Meeting, approved by the Court; and (iv) communicated to the ENF Shareholders if and as required by the Court.

6.2    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Enbridge or ENF at any time prior to or at the ENF Meeting (provided that the other Party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by Persons voting at the ENF Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.3    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the ENF Meeting shall be effective only: (i) if it is consented to in writing by each of Enbridge and ENF (each acting reasonably); and (ii) if required by the Court, it is consented to by the ENF Shareholders, voting in the manner directed by the Court.

6.4    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Enbridge provided that it concerns a matter which, in the reasonable opinion of Enbridge, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE HOLDERS OF COMMON SHARES OF ENBRIDGE INCOME FUND HOLDINGS INC. (“ENF”) THAT:

1.

the arrangement (the “Arrangement”) under section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of ENF, pursuant to the arrangement agreement (the “Arrangement Agreement”) between ENF and Enbridge Inc. (“Enbridge”) dated September 17, 2018, all as more particularly described and set forth in the management proxy circular of ENF dated October ●, 2018 (the “Information Circular”) accompanying the notice of meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted;

2.

the plan of arrangement of ENF (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is attached as Appendix ● to the Information Circular, is hereby authorized, approved, ratified and confirmed;

3.

ENF be and is hereby authorized to apply for a final order from the Court of Queen’s Bench of Alberta (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and described in the Information Circular);

4.

notwithstanding that this resolution has been duly passed and/or has received the approval of the Court, the board of directors of ENF may, at their discretion and without further notice to or approval of the shareholders of ENF: (i) amend or terminate the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and approved by the Court; or (ii) subject to the terms of the Arrangement Agreement, determine not to proceed with the Arrangement and revoke this resolution at any time prior to the filing of articles of arrangement giving effect to the Arrangement;

5.

any director or officer of ENF is hereby authorized, for and on behalf of ENF, to execute and file with the Registrar under the ABCA the articles of arrangement and such other documents as are necessary to give effect to the Arrangement in accordance with the Arrangement Agreement, and to execute, with or without the corporate seal, and, if appropriate, deliver all other documents and instruments and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such document or instrument, and the taking of any such action; and

6.

all actions heretofore taken by or on behalf of ENF in connection with any matter referred to in any of the foregoing resolutions which were in furtherance of the Arrangement are hereby approved, ratified and confirmed in all respects.

B-1